Registration No. 333-

As filed with the Securities and Exchange Commission on November 15, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATIONAL STORM MANAGEMENT, INC.

(Name of small business issuer in its charter)

Nevada	1520	04-3619346
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

National Storm Management, Inc.
999 North Main Street, Suite 105
Glen Ellyn, IL 60137
(630) 469-7663

 (Address and telephone number of principal executive offices)

Scott Knoll
Chief Financial Officer
National Storm Management, Inc.
999 North Main Street, Suite 105
Glen Ellyn, IL 60137
(630) 469-7663

(Name, address and telephone number of agent for service)

with copies to:

John G. Nassos
Michael W. Black
Ungaretti & Harris LLP
70 West Madison
Chicago, Illinois 60602
(312) 977-4151

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $.001 par value per share	2,483,842	(2)	$0.082	$203,675	$22

Class B Common Stock, $.001 par value per share	124,193	(3)	$0.082	$10,184	$2

(1) These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act. The registration fee has been calculated in accordance with 457(c) for 2,483,842 shares of Common Stock and 124,193 shares of Class B Common Stock based upon the average of the bid and asked prices of the Registrant’s Common Stock reported on the Pink Sheets on November 13, 2006.

(2) Includes 1,000,000 shares of the Registrant’s Common Stock sold to Nite Capital, L.P., up to 1,000,000 shares of the Registrant’s Common Stock issuable upon exercise of warrants by Nite Capital, L.P., 408,842 shares of the Registrant’s Common Stock issued to Kelly Wood and 75,000 shares of the Registrant’s Common Stock issued to Michael Yancey pursuant to an employment agreement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Registrant’s Common Stock may be issued or issuable as a result of a stock split, stock dividend or other distribution declared at any time by the Registrant while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of Common Stock.

(3) Represents the 124,193 shares the Registrant’s Class B Common Stock issued to the Selling Stockholders (as defined below) on or about November 3, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2006

PROSPECTUS

NATIONAL STORM MANAGEMENT, INC.

2,483,842 SHARES OF COMMON STOCK AND
124,193 SHARES OF CLASS B COMMON STOCK

This prospectus relates to: (i) the resale, from time to time, of up to 2,483,842 shares of Common Stock of National Storm Management, Inc., a Nevada corporation, by the selling stockholders named in this prospectus in the section “Selling Stockholders,” including their pledgees, assignees and successors-in-interest, whom we collectively refer to in this document as the “Selling Stockholders” and (ii) the resale, from time to time, of 124,193 shares of Common Stock by the Selling Stockholders upon the conversion of an equal number of their Class B Common Stock into Common Stock.  The Company is not selling any shares of Common Stock or Class B Common Stock in this offering and therefore will not receive any proceeds from this offering, but will receive funds from the exercise of warrants held by the Selling Stockholders, if exercised.  All costs associated with this registration will be borne by the Company.

The Company’s Common Stock is traded on the Pink Sheets under the symbol “NSMG.PK.”

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE INVESTING.

NO UNDERWRITER OR PERSON HAS BEEN ENGAGED TO FACILITATE THE SALE OF SHARES OF COMMON STOCK IN THIS OFFERING. AFTER THE ACCOMPANYING REGISTRATION STATEMENT IS DECLARED EFFECTIVE BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, THE SALE OF ALL THE COMMON STOCK IN THIS OFFERING MAY BE SOLD BY THE SELLING STOCKHOLDERS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [-], 2006

PROSPECTUS SUMMARY

The following is only a summary of the information included in the prospectus. To understand this offering fully, you should read the entire prospectus carefully, including our “Risk Factors” section and our Financial Statements and the notes to the Financial Statements before making any investment in National Storm Management, Inc.

Our Company

National Storm Management, Inc. (the “Company” or “we”) is a storm restoration management firm specializing in residential home repair from the effects of wind and hail damage to residents in Florida, Illinois, Indiana, Minnesota, Louisiana and Ohio.  The Company offers complete exterior packages for residential and commercial applications that include siding, roofing, gutters, windows, doors, soffit, facia wrap, vinyl railing, vinyl fences, custom copper work, decorative aluminum and vinyl trim and custom metal work. Once established in a market, the Company expands its operations through the acquisition and/or development of off-season retail operations.  One of our subsidiaries, Pinnacle Roofing, Inc., is currently repairing homes in Florida and Louisiana that were damaged by hurricanes Charlie, Francis and Katrina.

The Company is the parent corporation of National Storm Management Services, Inc., which in turn owns (i) KSMS Illinois LLC, an Illinois limited liability company doing business as ABC Exteriors, (ii) Pinnacle Roofing, Inc., a Florida corporation qualified to do business in Mississippi and Louisiana, (iii) KSMS Missouri LLC, a Missouri limited liability company doing business as MSM Builders and Remodelers, (iv) WRS, Inc., a Minnesota corporation, (v) KSMS Maryland LLC, a Maryland limited liability company doing business as First Class Builders, (vi) KSMS Ohio, LLC, an Ohio limited liability company doing business as First Class Roofing and Siding and (vii) KSMS Nebraska, Inc, a Nebraska corporation.  We currently have approximately 40 full-time employees with 7 regional administrative offices — one in each of Minnesota, Illinois, Indiana, Louisiana, Ohio and two in Florida.

The Offering

This prospectus relates to: (i) the resale, from time to time, of up to 2,483,842 shares of our Common Stock by the Selling Stockholders and (ii) the resale, from time to time, of 124,193 shares of our Common Stock by the Selling Stockholders upon the conversion of an equal number of their shares of Class B Common Stock into Common Stock.  Some of the shares of Common Stock have already been issued in private transactions and some are issuable in the future upon the exercise or conversion of securities that have already been issued in private transactions as described below.  The shares of Class B Common Stock were declared as a stock dividend payable to each stockholder of record on October 27, 2006, as described in the “Description of Securities” section below.

The Company purchased Pinnacle Roofing, Inc. on September 21, 2004.  As a condition of the purchase the Company entered into an employment agreement with Pinnacle Roofing’s former owner, Michael “Dean” Yancey.  Pursuant to the terms of the employment agreement, the Company issued 75,000 shares of Common Stock to Mr. Yancey on January 1, 2006.  Mr. Yancey received 3,750 shares of the Company’s Class B Common Stock as a result of the stock dividend to all Common Stock holders of record on October 27, 2006.

On December 28, 2005 the Company sold 1,000,000 restricted shares of Common Stock at a price of $0.15 per share to Nite Capital, L.P.  This transaction also included common stock purchase warrants that would allow Nite Capital to purchase up to 1,000,000 shares of the Company’s Common Stock at an exercise price of $0.20 per common share.  Nite Capital received 50,000 shares of the Company’s Class B Common Stock as a result of the stock dividend to all Common Stock holders of record on October 27, 2006.  Nite Capital is entitled to receive up to an additional 50,000 shares of the Company’s Class B Common Stock if it exercises its warrants to purchase up to an additional 1,000,000 shares of the Company’s Common Stock.

On May 24, 2006, Mr. Kiefer gave 408,842 of his shares of the Company’s Common Stock to Kelly Wood, Mr. Kiefer’s former spouse, as a gift.  Ms. Wood received 20,443 shares of the Company’s Class B Common Stock  as a result of the stock dividend to all Common Stock holders of record on October 27, 2006.  These shares are held in an E*TRADE account in the name of Fred Chase.

Selected Financial Data as of  June 30, 2006

Consolidated Balance Sheet Data	Actual
Current Assets	$2,050,538
Total Assets	3,260,549
Current Liabilities	3,756,961
Total Liabilities	3,891,297
Total Shareholder Equity (Deficit)	(630,748)

Consolidated Income Statement Data	Actual
Revenues	4,494,562
Net Income	1,094,672
Net Income Per Share (on a fully diluted basis)	(0.02)

RISK FACTORS

Investors should carefully consider the following factors that could cause the Company’s operating results and financial condition to be materially affected. New risk factors may emerge at any time, and management cannot predict those risks or estimate the extent to which they may affect the Company’s financial performance.

National Storm Management, Inc. has a limited operating history and estimates of revenues and profits are highly speculative.

The Company has a limited operating history. There can be no assurance that the Company can be sustained on an ongoing basis. The Company’s prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, many of which are discussed below. Management’s expectations for future business performance is therefore highly speculative and our security holders could lose their entire investment. There is no basis other than the judgment of and assumptions made by the Company’s management on which to estimate the volume of sales and the amount of revenues that the Company’s planned operations may generate, or regarding other aspects of the planned operations of the Company. At December 31, 2004 and December 31, 2005 the total liabilities of the Company exceeded its total assets. Technically, the Company is insolvent and could be unable to meet its financial obligations as they become due. Investors in our securities could lose their entire investment.

We face significant competitive risks.

The insurance restoration business is highly competitive. We face competition from many large and small companies. Many of these companies have financial resources far greater than ours and have greater leverage in obtaining supplies and materials, business and personnel. A high degree of competition is expected to continue and there are no significant barriers to entry into this business. Our business may be adversely affected by these factors in a manner that causes our shareholders to lose their entire investment.

We are highly dependent on our management and our business would be materially adversely affected if any of our executives leave.

The operations and financial success of the Company are significantly dependent on the Chief Executive Officer who is the sole member of the board of directors. Our Vice President and Chief Financial Officer are also critical parts of our management team. In the event that the CEO, Vice President or CFO becomes unable or unwilling to continue to direct operations, the Company may lack the funds and financial resources to replace departing management, which would materially adversely affect the Company.

National Storm Management, Inc. is a holding company and its assets consist primarily of investments in its subsidiaries.

We are a holding company and our assets consist primarily of investments in our subsidiaries. Other than providing administrative support, the Company engages in no business directly. The subsidiaries are distinct legal entities and have no obligation to pay any dividends or make advances or loans to us. Since inception, the Company has not paid cash dividends on its Common Stock. Additionally, we may or may not declare a dividend on our Common Stock in the future.

We expect to make acquisitions that involve risk as part of our growth strategy.

We intend to supplement our growth by acquiring storm restoration companies in existing and new markets. Our acquisition strategy presents risks that, singularly or in any combination, could materially adversely affect our business, financial condition and results of operations. These risks include diverting management’s attention and resources to acquisitions, potential adverse effects on earnings resulting from the amortization of goodwill created in acquisitions and the contingent and latent risks associated with the past operations and unanticipated problems arising in the acquired businesses. The success of our acquisition strategy will depend on the extent to which we are able to identify, acquire, successfully integrate and profitably manage additional businesses and no assurance can be given that our strategy will succeed.

The Company’s Common Stock is traded on a limited market, making it difficult for investors to sell their shares.

There is a limited public market for the Company’s Common Stock. The Common Stock is currently quoted on the Pink Sheets (NSMG.PK).  The average trading volume of the Company’s Common Stock over the three month period from June 26, 2006 to September 26, 2006 was 842,834 shares per day (as reported by Yahoo!® Finance on September 26, 2006). The trading price of the Company’s Common Stock could be subject to wide fluctuations in response to variations in quarterly results of operations, the gain or loss of significant customers, announcements of new products by the Company or its competitors, general conditions in our industry, and large shareholders selling or purchasing shares. There is no assurance that investors will be able to purchase additional shares or sell their shares within the time frame or at a price they desire.

The Company’s small market capitalization makes its Common Stock relatively more susceptible to market manipulation than large capitalization companies.

There is less reliable information publicly available about small capitalization companies. The securities of such companies, if traded in the public market, usually trade less frequently and in more limited volume than those of more established companies. Small capitalization companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. Information about such companies can be extremely difficult to find, making them more vulnerable to investment fraud schemes. Small capitalization fraud depends on spreading false information distributed by junk e-mail or “spam” over the Internet, using aliases on Internet bulletin boards, chat rooms or telefax transmissions to post messages urging investors to buy stock in such companies based on supposedly “inside” information about impending developments at the companies, or by paying stock promoters to recommend or “tout” a stock in purportedly unbiased investment newsletters, research reports, or radio and television shows. The Company does not have control over such dissemination of false information regarding its stock.

The SEC is conducting an investigation regarding an alleged illegal touting or market manipulation of the Company’s stock.

The SEC is conducting an investigation regarding an alleged illegal touting or market manipulation of the Company’s securities in the wake of Hurricane Katrina by a shell company group not affiliated with the Company. In September 2005, the Company received a subpoena from the SEC requesting our then Chief Financial Officer to testify before the SEC and to provide documents. Our former Chief Financial Officer has testified under oath before the SEC and the Company has produced the requested information and is cooperating with the SEC. The Company has not been charged by the SEC with any violation. The SEC has taken action to enforce subpoenas against two individuals who are not connected with the Company.

The Company’s operating results may be adversely affected by mild weather.

The Company’s business is largely dependent on inclement weather that results in structural damage to commercial and residential buildings. Mild weather patterns could diminish the Company’s revenues and results of operations and harm its financial condition. Although the Company is attempting to provide off-season services to mitigate the risk of mild weather in the areas we service, such measures may be inadequate and there can be no assurance such measures will fully protect the Company from the affects of mild weather.

The Company’s operations are subject to uninsured risks.

The Company’s operations face possible risks that cannot be anticipated nor controlled, such as fires, vandalism, rioting and looting. The nature of these risks are such that some liabilities could exceed the Company’s insurance policy limits or may not be insurable. As a result, the Company could incur substantial costs that could adversely affect our future results of operations, cash flows or financial condition.

The Company’s operations are subject to post-storm environmental contamination.

The Company may perform storm restoration services in areas that are subject to post-storm environmental contamination, such as increased levels of bacteria, carcinogens and pathogens, that could create unsafe working conditions. The Company would not be able to perform storm restoration services until it could ensure safe working conditions for its employees and thus delay operations. As a result, the Company could incur substantial costs that could adversely affect our future results of operations, cash flows or financial condition.

The Company’s operations can be adversely affected by continued inclement weather.

The Company’s storm restoration services can be adversely affected by continued inclement weather, which could result in the prevention or delay of providing necessary restoration services. As a result, the Company could incur substantial costs that could adversely affect our future results of operations, cash flows or financial condition.

The Company’s operations are subject to employee accidents and injuries.

Although all required safety measures are taken by the Company, the nature of the Company’s storm restoration services could put the safety of its workers or those of its subcontractors at risk. The Company or its representatives routinely repair damaged rooftops, operate industrial and construction equipment and handle unwieldy supplies. An accident that results in significant litigation or a worker’s compensation claim could adversely affect our future results of operations, cash flows or financial condition and investors in our securities may lose the entire amount of their investment.

The Company entered into a loan agreement that allows the lender to convert the loan into additional Common Stock of the Company, which could result in significant dilution of shareholders’ Common Stock holdings.

The Company borrowed $1,000,000 from Trucolor, Inc. (Trucolor) in September 2005 to finance our operations pursuant to a note convertible into shares of Common Stock of the Company. Trucolor may require the Company repay the outstanding amount of the loan by issuing to Trucolor shares of the Company’s Common Stock at a conversion price of $0.20 per share. If Trucolor elects to have the entire amount of the loan repaid with Common Stock, then Trucolor would own 5,000,000 shares, or approximately 7.1%, of the Company’s outstanding Common Stock (provided that the Company has not issued additional shares from the date of this registration statement to the date Trucolor is issued its Common Stock) and such conversion of debt to equity would result in dilution of the shareholders’ stock in the Company. Upon the Company receiving the initial $500,000 from Trucolor, the Company agreed to prepare and file a Nevada registration statement to qualify the issuance as exempt from registration under SEC Rule 504. Under the terms of the note, the loan will mature when such registration statement becomes effective. However, the Company has decided it would not pursue registration in Nevada.  In addition, the Company has issued, subsequent to the issuance of the Trucolor, Inc. note, additional shares of Common Stock to other purchasers such that the issuance of Common Stock to Trucolor cannot satisfy the requirements under SEC Rule 504 due to the Company being limited under Rule 504 to issuing no more than $1 million of securities within a  twelve month period.

The Company has entered into a loan agreement which is guaranteed by a personal guaranty of our Chief Executive Officer and also by a substantial amount of Company Common Stock owned by our Chief Executive Officer.

On July 24, 2006, the Company entered into a $1,650,000 original issue discount note resulting in $1,000,000 in loan proceeds to the Company with John Fife, a principal in Chicago Venture Capital, which is not affiliated with the Company. The note is secured by a personal guaranty of the Company’s CEO, Terry Kiefer, and the guaranty is in turn secured by a pledge of 17,000,000 shares of the Company’s Common Stock owned by Mr. Kiefer.  If the Company defaults on the discount note, then Mr. Fife may foreclose on such number of shares of the Company’s Common Stock that are held as collateral as are equal in value to the outstanding amount due under the guaranty.  If all 17,000,000 shares of Common Stock were to be foreclosed upon, Mr. Fife would own approximately 25.9 percent of the currently outstanding shares of the Company. We are in default of the loan agreement at the present time and we are presently in discussions with Mr. Fife with the intent of negotiating a waiver of these defaults. (See “DESCRIPTION OF BUSINESS—Fife Loan” in this prospectus)

An inability to obtain bonding would have a negative impact on our operations and results.

We generally are required to provide surety bonds securing our performance under our contracts. An inability to obtain surety bonds would significantly impact our ability to obtain new contracts, which would have a material adverse effect on our business.

Temporary shortages or disruptions in the supply of materials could negatively impact our results of operations.

Temporary shortages or disruptions in the supply of materials or the availability of transportation can occur from time to time from a variety of causes. If we experience temporary shortages or disruptions in the supply of materials or the availability of transportation, our operating results could be materially adversely affected.

Our ability to increase productivity and profitability may be limited by the availability of skilled roofing labor.

The timely provision of high quality repair, restoration, re-roofing and new roof construction services requires an adequate supply of skilled roofing labor. The supply of roofing labor is sensitive to economic and competitive conditions and demand for roofing services. Increasing our productivity and profitability may be limited by our ability to employ, train and retain the skilled roofing laborers necessary to meet our service requirements. If there are shortages of skilled labor there can be no assurance that we will be able to maintain an adequate skilled labor force necessary to operate efficiently.

We are subject to various federal, state and local regulations that increase our costs of doing business.

Our business is subject to various federal, state, and local laws, regulations and ordinances relating to, among other things, the licensing and certification of roofing contractors, OSHA standards, advertising, building and zoning regulations and environmental laws and regulations relating to the disposal of demolition debris and other solid wastes. In certain jurisdictions, we or one of our employees is required to be a licensed contractor. In addition, many jurisdictions require us to obtain a building permit for each roofing project. We are also subject to certain federal, state and local laws and regulations, which, among other things, regulate our advertising, warranties and disclosures to customers. Although we believe that we have been and are currently in compliance in all material respects with such laws and regulations, there can be no assurance that in the future our results of operations will not be materially adversely affected by existing or new laws or regulations applicable to our business.

An inability to access financial markets could adversely affect the execution of the Company’s business plan.

The proceeds from the offerings described in “Recent Sales of Unregistered Securities” of Part II of this Form SB-2 are not sufficient to attain the Company’s financing and business expansion goals for the next 12 to 36 months. The Company expects to raise additional capital through equity and debt issuances. No assurance can be given as to how much additional working capital will be required or that additional financing can be obtained on terms that will allow the Company to execute its business plans. Any additional debt or preferred equity securities issued by the Company will be senior to common equity holders in bankruptcy. The Company relies on access to both short-term money markets and longer-term capital markets as a significant source of liquidity for capital requirements not satisfied by cash flow from operations. Management cannot assure that the Company and its subsidiaries will maintain sufficient access to these financial markets based upon the Company’s current financial position. Moreover, certain developments outside of the Company’s control may increase the cost of borrowing or restrict its ability to access one or more financial markets. Such developments could include an economic downturn, an increase in interest rates or a weakening of the Company’s financial position.

We expect to issue additional Common Stock to finance our expansion plans, which will cause dilution to current shareholders’ Common Stock holdings.

To finance our planned growth, the Company intends to issue additional Common Stock. The Company is currently negotiating with four investment groups that have expressed an interest in investing new capital in the Company. While this new equity would provide the Company with much-needed liquidity if it is in fact raised, it would also result in further dilution of the shareholders’ Common Stock in the Company.  Shareholders of the Company do not have any preemptive rights to purchase additional shares of the Company’s Common Stock and thus may not be in a position to preserve their proportionate ownership of the Company.

The ability  to timely comply with SEC rules and regulations may be overly burdensome to the Company.

Upon our registration statement on this Form SB-2 becoming effective, the Company will be subject to the filing requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to the Exchange Act, the Company will be required to file quarterly and annual reports and reports regarding certain interim current activities. If the Company is unable to timely file the necessary SEC reports, it could cause the public to lose confidence in the Company and materially adversely affect the Company’s stock price and ability to raise capital.

If we are unable to certify the effectiveness of our internal control over financial reporting, we could suffer a loss of public confidence in our internal control, which could have a negative impact on our financial performance and the market value of our Common Stock.

Item 308 of SEC Regulation S-K, which was promulgated pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, requires us to provide an annual report on our internal control over financial reporting, including an assessment as to whether or not our internal control over financial reporting is effective beginning with our Annual Report on Form 10-K or Form 10-KSB for the fiscal year ended December 31, 2007.  We will also be required to have our auditors attest to our assessment and our CEO and CFO to individually opine on the effectiveness of our internal control over financial reporting. We have not yet begun efforts to assess the effectiveness of the design and operation of our internal controls and, when we do perform this assessment, we may find deficiencies or material weaknesses in our internal control over financial reporting. Furthermore, if we or our auditors are unable to timely complete an assessment of our internal control over financial reporting or review of our assessment efforts, we would be deficient in our reporting obligations under the Exchange Act, which may restrict our access to capital markets. Under any of these circumstances, we could be subjected to additional regulatory scrutiny and suffer a loss of public confidence in our internal control, which could have a negative impact on our financial performance and the market value of our Common Stock.

The Company will have to comply with the Penny Stock Rules.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure related to the market for penny stocks and for trades in any stock defined as a penny stock. The SEC has adopted regulations under this statute that defines a penny stock generally to be any non-NASDAQ equity security that has a market price of less than $5.00 per share. The SEC’s definition of a penny stock is likely to apply to the Company’s Common Stock. As such, the Common Stock would be subject to certain risks associated with trading in penny stocks. These risks include, but are not limited to, difficulty for investors in purchasing or disposing of shares, obtaining accurate bid and ask quotations, establishing the market value of the shares, and a lack of securities analyst coverage. Unless exempt, for any transaction in a penny stock, the rules require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker/dealer’s duties to the customer, a toll-free telephone number for inquiries about the broker/dealer’s disciplinary history and the customer’s rights and remedies in case of fraud or abuse in the sale. Disclosure is also required with respect to commissions payable to both the broker/dealer and the registered representative and current quotations of securities. Also, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The Company’s CEO, who is the sole member of the Board of Directors, controls a substantial amount of our Common Stock and could delay or prevent a change of control.

Our CEO, who is the sole member of the Board of Directors, owns approximately 46% of the outstanding shares of our Common Stock. As such, our CEO will exercise substantial control over our future direction and operation and such concentration of control may have the effect of discouraging, delaying or preventing a change in control and may also have an adverse effect on the market price of our Common Stock.

Nevada law may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our Common Stock.

We are subject to Sections 78.411 and 78.444 of the Nevada General Corporation Law (the “NGCL”) since we have more than 200 stockholders of record.  Such statutes prevent us from engaging in any “business combination” (as such term is defined in Section 78.416 of the NGCL) with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

(1)          prior to that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2)          upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)          on or subject to that date, the business combination is approved by our board of directors and is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder

USE OF PROCEEDS

This prospectus relates to (i) shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholders and (ii) shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholders upon conversion of an equal number of their shares of Class B Common Stock into Common Stock.

There will be no proceeds to us from the sale of shares of Common Stock or Class B Common Stock in this offering by the Selling Stockholders.  However, we have received $150,000 in gross proceeds from our prior issuances of our Common Stock to Nite Capital, L.P.  The Company has used these proceeds for general corporate purposes  We expect to receive an additional $200,000 in future proceeds upon the effectiveness of the registration statement of which this prospectus is a part assuming Nite Capital, L.P. exercises warrants to purchase 1,000,000 shares of our Common Stock at a price of $0.20 per share.   The Company intends to use the $200,000 in expected future proceeds to pay trade payables.  The Company’s intention to pay trade payables is subject to change due to various factors, including the timing of the receipt of the proceeds.

Selling STOCKHOLDERS

The following table sets forth the number of shares of Common Stock and Class B Common Stock beneficially owned by each of the Selling Stockholders as of the date of this prospectus.  We are not able to estimate the amount of shares that will be held by each Selling Stockholder after the completion of this offering because: (1) the Selling Stockholders may sell less than all of the shares registered under this prospectus; (2) certain Selling Stockholders may convert less than all of their debentures; (3) certain Selling Stockholders may exercise less than all of their warrants; and (4) to our knowledge, the Selling Stockholders currently have no agreements, arrangements or understandings with respect to the sale of any of their shares.  The Selling Stockholders are not making any representation that any shares covered by this prospectus will be offered for sale.

For a description of each Selling Stockholder’s relationship to us and how each Selling Stockholder acquired the shares to be sold in this offering, see The Offering section of the Prospectus Summary beginning on page 3. Based on information provided to us by each Selling Stockholder, the Selling Stockholders have sole voting and investment power with respect to their shares of Common Stock.

The total number of shares of Common Stock sold under this prospectus may be adjusted to reflect stock dividends, stock distributions, splits, combinations or recapitalizations.

Unless otherwise stated below, to our knowledge no Selling Stockholder nor any affiliate of such Selling Stockholder has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock and Class B Common Stock Beneficially Owned Before the Offering **	Percent of Common Stock and Class B Common Stock Beneficially Owned Before the Offering	Shares Available for Sales Under This Prospectus (1)	Number of Shares of Common Stock and Class B Common Stock Owned After Completion of the Offering (2)	Percent of Common Stock and Class B Common Stock Owned After Completion of the Offering (2)

Nite Capital, L.P.

Common Stock	2,000,000	3.1%	2,100,000	0	0%
Class B Common Stock	100,000

Kelly Wood (3)

Common Stock	408,842	*	429,284	0	0%
Class B Common Stock	20,443

Michael “Dean” Yancey (4)

Common Stock	75,000	*	78,750	0	0%
Class B Common Stock	3,750

*                    Less than 1%

**             Beneficial ownership is determined in accordance with the rules of the SEC. Shares of Common Stock and Class B Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of October 27, 2006, are deemed outstanding for computing the percentage ownership of the stockholder holding options, warrants or other derivative securities, but are not deemed outstanding for computing the percentage ownership of any other stockholder.

Percentage of ownership is based on 66,692,194 shares of Common Stock and 3,334,610 shares of Class B Common Stock outstanding as of October 27, 2006.

(1)             Includes the Common Stock beneficially owned by the Selling Stockholders and the Class B Common Stock which may be converted into an equal number of shares of Common Stock by certain Selling Stockholders.

(2)             Assuming: (a) all currently outstanding debentures will be converted into Common Stock; (b) the currently outstanding warrants will be exercised for Common Stock and (c) all of the shares being registered pursuant to this prospectus will be sold.

(3)             Kelly Wood is Mr. Kiefer’s former spouse.

(4)             Mr. Yancey has been employed by the Company since September 21, 2005.

Legal Proceedings

Convertible Promissory Note Dispute

A petition was filed in the County Court of Dallas County on March 22, 2006 by Trucolor, Inc. against the Company and others, including our Chief Executive Officer and former Chief Financial Officer. The petition, Trucolor, Inc. vs. National Storm Management, Inc.; National Storm Management Services, Inc.; Barron Moore Holdings, Inc.; Terry Kiefer; and Thomas Ljupce Bojadzijev, No. 06-2594-D, alleges fraud, negligent misrepresentation, civil conspiracy and breach of contract. According to the petition, Barron Moore arranged a transaction between Trucolor and the Company in which the Company issued a convertible promissory note from Trucolor in the principal amount of $1,000,000. The terms of the promissory note allowed conversion of the debt into 5,000,000 shares of the Company’s Common Stock at a value of $0.20 per share. Trucolor alleges that the Company fraudulently diluted the existing shares of the Company’s stock by issuing shares to the Company’s Chief Executive Officer, thereby reducing the value of the stock to be received upon conversion of the promissory note. Trucolor is seeking actual and special damages, consequential and incidental compensatory damages, and punitive damages. The Company believes this claim is without merit and intends to vigorously defend itself. Barron Moore has been dismissed from the suit and the Company has filed a countersuit, alleging, among other things, that Trucolor has committed securities fraud involving the Company’s Common Stock. However, management is unable to predict the outcome of this litigation.

Debt Collection Dispute Settlement

The Company recently settled a lawsuit filed against it by Shelter Distribution, Inc. that alleged failure by the Company to pay for materials supplied to the Company.  In settlement, the lawsuit was dismissed and the Company agreed to pay Shelter Distribution an aggregate of $309, 984.71 as follows: $40,000 on August 15, 2006 and $10,000 on the 15th day of each month thereafter until August 15, 2007, at which time the entire balance of $159,984.71 will be due and payable.

Federal Telephone Consumer Protection Act Dispute

A complaint was filed in the District Court of the Fourth Judicial District Utah County on May 9, 2006 by Mark Hasson against the Company and others. The complaint, Mark Hasson vs. A-Plus Lending Group, LLC, et al including National Storm Management, Inc., Case No. 060401449, alleges violations of the Federal Telephone Consumer Protection Act (TCPA), violations of the federal regulations promulgated thereunder, and violations of the Utah Telephone and Facsimile Solicitation Act (TFSA). According to the complaint, on August 31, 2005, September 5, 2005 and September 8, 2005, the Company violated the  CPA, the regulations promulgated thereunder and the TFSA by willfully and knowingly using a telephone facsimile machine, computer, or other device to send an unsolicited advertisement to Mr. Hasson’s telephone facsimile machine. Mr. Hasson is seeking statutory damages in the amount of $10,500. The Company believes this claim is without merit and intends to vigorously defend itself. However, management is unable to predict the outcome of any litigation.

Demand Letters Seeking Payment for Supplies

A complaint was filed in the County Court of Hinds County, Mississippi on March 14, 2006 by Roofing Supply Group, Inc., doing business as Roofing Supply Group — Jackson, against Pinnacle Roofing, Inc. Roofing Supply Group is seeking more than $131,100 in damages from the Company.   The Company has agreed to pay the amount owed and to date has made nine (9) payments totaling $120,616, with a balance of $10,484 remaining.

A complaint was also filed in the Circuit Court of Montgomery County, Alabama on March 10, 2006 by North McDonough Properties, LLC, formerly known as Alabama Roofing Supply, LLC, against the Company. The complaint alleges that the Company has failed to pay for material and supplies provided by Alabama Roofing Supply. Alabama Roofing Supply is seeking actual damages in the amount of $55,600.  The Company has agreed to pay the amount owed and to date has made two (2) payments, each in the amount of $10,431.60, with a balance of $34,736.80 remaining.

Demand Letters Seeking Payment for Advertising

The Company received a demand letter dated September 2, 2005 from Palm Beach Newspapers, Inc. demanding payment in the amount of $27,400 for advertising fees. The Company also received a claim from Yellow Book USA dated June 17, 2005 seeking payment in the amount of $20,000 for advertising fees. The Company believes that it owes Palm Beach Newspapers and Yellow Book USA a portion, but not all, of the amounts demanded. However, it is the Company’s position that both Palm Beach Newspapers and Yellow Book extended the advertising service without the Company’s consent and the Company is disputing most of the amounts for which payment is being demanded.

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth certain information with respect to directors, executive officers, promoters and control persons:

Name	Age	Position	Officer Since	Term of Office
Terry Kiefer	45	President and Chief Executive Officer	May 2004	One-year terms
Donald Humphrey	64	Vice President	May 2004	Indefinite until removed
Scott Knoll	43	Chief Financial Officer	August 2006	Indefinite until removed

Terry Kiefer has been the President and Chief Executive Officer of the Company since May 2004. Mr. Kiefer is also the sole member of the Board of Directors of the Company. Prior to the transaction that consolidated the Company’s subsidiaries, Mr. Kiefer owned ABC Roofing, First Class Builders and MSM Builders under the name of the Terry Kiefer Business Group. He also owned Troy’s Roofing in New Orleans, Louisiana from January 2000 to December 2001. Each of these companies is in the roofing and siding industry. As owner, Mr. Kiefer was responsible for the daily operations and financial management of each company. From 1999 to 2000, Mr. Kiefer worked as a sales representative of Midwest Timberoof in Burnsville, Minnesota where he was responsible for soliciting customer business.

Donald Humphrey has been the Vice President of the Company since May 2004. Prior to working for the Company, Mr. Humphrey was the general sales manager for the Terry Kiefer Business Group for 4 years where he was responsible for hiring and managing the sales force, conducting the marketing operations and managing the customer order flow.

Scott Knoll has been the Chief Financial Officer of the Company since August 2006.  Prior to working for the Company, Mr. Knoll was the Chief Financial Officer for WhittmanHart, Inc., a business and technology services provider, for 5 years.  Mr. Knoll was involved in raising capital, managing acquisitions and an initial public offering.  His responsibilities included building a finance and accounting team and developing operational policies and procedures.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of October 27, 2006, the beneficial Common Stock and Class B Common Stock ownership of (i) our Chief Executive Officer, who is the sole member of our board of directors, (ii), each person known by us to be a beneficial holder of 5% or more of our Common Stock (iii)  each of the named executive officers and (iv) the number of shares of our Common Stock beneficially owned by all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned		Percent of Class (2)	Number of Shares of Class B Common Stock Beneficially Owned		Percent of Class (2)
Terry Kiefer 999 North Main Street, Suite 105 Glen Ellyn, Illinois 60137	34,934,893		37.0%	1,746,744		40.9%

La Jolla Cove, Inc. 7817 Herschel Avenue, Suite 200 La Jolla, California 92037	20,000,000	(3)	21.2%	1,000,000	(3)	23.4%

Trucolor, Inc. 7633 East 63rd Place, Suite 210 Tulsa, Oklahoma 74133	5,000,000	(4)	5.3%	0		0%

Donald Humphrey 999 North Main Street, Suite 105 Glen Ellyn, Illinois 60137	2,625,000	(5)	2.8%	0		0%

Mark Noffke 999 North Main Street, Suite 105 Glen Ellyn, Illinois 60137 (6)	1,260,000	(7)	1.3%	0		0%

Total Officers and Directors as a Group (3 Persons)	38,819,893		41.2%	1,746,744		40.9%

(1)            The Company entered into an original issue discount note with Mr. Fife on July 24, 2006.  The note is secured by a personal guaranty of the Company’s CEO, Terry Kiefer, and the guaranty is in turn secured by a pledge of 17,000,000 shares of the Company’s Common Stock owned by Mr. Kiefer.  If the Company defaults on the discount note, then Mr. Fife may foreclose on such number of shares of the Company’s Common Stock that are held as collateral as are equal in value to the outstanding amount due under the guaranty.  If all 17,000,000 shares of Common Stock were to be foreclosed upon, Mr. Fife would own approximately 26.4 percent of the currently outstanding shares of Common Stock the Company.

(2)            Percentage of ownership is calculated assuming that La Jolla Cove exercises all of its outstanding warrants and that Messrs. Humphrey and Noffke exercise all of their options.  All such options are exercisable within 60 days of October 27, 2006.

(3)            La Jolla Cove, Inc. owns 1,280,635 shares of Common Stock and may exercise warrants to purchase an additional 18,719,365 shares of Common Stock.  La Jolla Cove, Inc. is also entitled to the distribution of Class B Common Stock upon exercise of its warrants to purchase Common Stock as if it owned such shares of Common Stock on the record date for the Class B Stock dividend.

(4)            Trucolor, Inc. may convert any portion of its $1,000,000 Convertible Promissory Note into Common Stock at $0.20 per share.

(5)            Mr. Humphrey may acquire the Company’s Common Stock through the exercise of options granted under the Company’s Equity Incentive Plan.

(6)            Mr. Noffke resigned as Chief Financial Officer of the Company on August 18, 2006.

(7)            Mr. Noffke may acquire the Company’s Common Stock through the exercise of options granted under the Company’s Equity Incentive Plan.

DESCRIPTION OF SECURITIES

The Company is authorized to issue a total of 310,000,000 shares, of which 300,000,000 shares are designated “Common Stock,” having a par value of $0.001 per share, and 10,000,000 shares are designated “Class B Common Stock,” having a par value of $0.001 per share.

The Class B Common Stock was created by an amendment to the Company’s Articles of Incorporation filed with the Nevada Secretary of State on October 6, 2006.  On October 20, 2006, the Company’s board of directors declared a stock dividend payable to each stockholder of record on October 27, 2006, equal to one share of Class B Common Stock for every twenty (20) shares of Common Stock held by such stockholder.  As further described below, the Class B Common Stock is generally not transferable but is convertible to Common Stock at any time.

Each share of Common Stock is entitled to one vote per share on all matters submitted to the stockholders for approval, including election of directors.  The Class B Common Stock is entitled to twenty (20) votes per share on all matters submitted to the stockholders for approval, including election of directors.  There is no cumulative voting.

Each share of Common Stock and Class B Common Stock is entitled to share ratably in any dividends as may be declared by our board of directors out of funds legally available therefor.  Each share of Common Stock and Class B Common Stock is entitled to share ratably in the distribution of the assets of the Company available for distribution upon dissolution and liquidation of the Company.

No holders of Common Stock or Class B Common Stock are entitled to preemptive rights, nor are any shares of Common Stock or Class B Common Stock subject to redemption.

All shares of Common Stock and Class B Common Stock now outstanding are fully paid, validly issued and non-assessable.  The Common Stock issuable upon conversion of the notes and exercise of the warrants by the Selling Stockholders will be, when issued in accordance with the terms thereof, fully paid and non-assessable.

The restrictions on the transferability of Class B Common Stock are set forth in the Company’s Restated Certificate of Incorporation.  Stockholders are permitted to transfer their Class B Common Stock only to “permitted transferees,” which include spouses, any lineal descendants of a great grandparent of the holder of the Class B Common Stock, adopted children, the executor or administrator of the estate of the holder of the Class B Common Stock, the trustee of a trust for the sole benefit of the holder of the Class B Common Stock’s family members, and certain charitable organizations.   “Permitted transferees” are fully defined in subdivision 2(e) of the Company’s Amended and Restated Articles of Incorporation (see Exhibit 3.1).

DISCLOSURE OF COMMISSION POSITION
OF INDEMNIFICATION FOR SECURITIES LIABILITIES

The Company’s Amended and Restated Articles of Incorporation provides that, to the fullest extent permitted by the Nevada Revised Statutes, an officer or director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty by such officer or director. The Nevada Revised Statutes provide that unless a corporation’s articles of incorporation provide for greater individual liability, an officer or director is not liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as an officer or director unless it is proven that: (1) his act or failure to act constituted a breach of his fiduciary duties as an officer or director, and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against these liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS, TRANSACTIONS AND CORPORATE GOVERNANCE

The Company’s CEO, Terry Kiefer, loaned an aggregate amount of $145,000 to the Company during the months of March 2006 through May 2006. Although the loan was not evidenced by an executed promissory note, the Company promised to repay the loan at an interest rate of 8% per annum in quarterly installments of interest only beginning on July 1, 2006 and continuing until June 30, 2009, at which time the unpaid principal and interest would be paid in full. However, the Company repaid the entire loan to Mr. Kiefer in two installments, one on May 23, 2006 and one on June 12, 2006.

On July 24, 2006, the Company issued an original issue discount note with an aggregate face amount of up to $1,650,000 to Mr. John Fife, a principal in Chicago Venture Capital, a firm not affiliated with the Company. The note is secured by a personal guaranty of the Company’s CEO, Terry Kiefer, and the guaranty is in turn secured by 17,000,000 shares of the Company’s common stock owned by Mr. Kiefer. The Company is in default of its obligations under the note. See “DESCRIPTION OF BUSINESS—Fife Loan” in this prospectus.

Our CEO, Mr. Terry Kiefer is the sole member of our Board of Directors and is the largest stockholder of the Company, and therefore, the Company presently has no independent directors on the Board of Directors.

DESCRIPTION OF BUSINESS

History and Overview

National Storm Management, Inc. is a storm restoration management firm specializing in residential home repair from the effects of wind and hail damage. The Company offers complete exterior packages for residential and commercial applications that include siding, roofing, gutters, windows, doors, soffit, facia wrap, vinyl railing, vinyl fences, custom copper work, decorative aluminum and vinyl trim and custom metal work. Once established in a market, the Company expands its operations through the acquisition and/or development of off-season retail operations.

Our primary subsidiary, National Storm Management Services, Inc. (“Services”), was incorporated in Nevada on December 19, 2000. At that time Services was owned by our current chief executive officer, Mr. Terry Kiefer.  On March 12, 2002, Interim Capital Corp., an investment bank not affiliated with Mr. Kiefer or Services, formed a shell corporation in New York under the name The 18th Letter, Inc. Interim Capital Corp. negotiated a transaction between the Company and Services that would consolidate both entities under common ownership. On September 10, 2004, The 18th Letter, Inc. merged with The 18th Letter, Inc. Merger Sub, a Nevada corporation, for the sole and exclusive purpose of changing the Company’s domicile from New York to Nevada in anticipation of the business combination with Services. Immediately upon the effectiveness of the merger the name was changed from the 18th Letter, Inc. Merger Sub to National Storm Management, Inc. The majority owner of this corporation immediately after the change in domicile and name change was Mr. Richard Singer, owning 24 million shares of  Common Stock, with 6 million shares owned by various other shareholders.

On December 1, 2004 Mr. Kiefer, as the sole member or shareholder (as applicable) of (i) KSMS-Illinois LLC, an Illinois limited liability company doing business as ABC Exteriors, (ii) KSMS-Missouri, LLC, a Missouri limited liability company doing business as MSM Builders and Remodelers, (iii) KSMS-Minnesota, LLC, an entity that subsequently reorganized to become a Minnesota corporation on October 20, 2005 named WRS, Inc., (iv) KSMS-Maryland, LLC, a Maryland limited liability company doing business as First Class Builders, (v) KSMS-Ohio, LLC, an Ohio limited liability company doing business as First Class Roofing and Siding and (vi) KSMS-Nebraska, Inc., a Nebraska corporation, consolidated the ownership structure of these entities under Services by transferring all of the common shares and membership interests of the foregoing entities to Services in exchange for shares of common stock of Services.  As a result, Services became the parent company of the foregoing entities.

On February 24, 2005, Terry Kiefer sold all 1,236,614 outstanding shares of Services’ common stock to the Company in exchange for 34,000,000 newly issued shares of the Company’s Common Stock. Concurrently with the Company’s purchase of Services, Mr. Singer sold 24,000,000 shares of the Company’s Common Stock to the Company in exchange for payment of $30,000 by Interim Capital Corp., and the Company cancelled these shares. The remaining stockholders of the Company retained their 6,000,000 shares of Common Stock. As a result of these transactions, the Company had 40,000,000 outstanding shares of Common Stock, Mr. Kiefer owned 85% of the Company, the remaining stockholders owned 15% of the Company and the Company became the sole owner of Services. On the same day as the stock sale, in consideration for the services that Interim Capital Corp. provided to consolidate the ownership structure of the Company and Interim Capital Corp.’s payment to Mr. Singer, the Company granted an option to purchase 2,000,000 shares of the Company’s Common Stock at an exercise price of $0.75 to Shocker 100 Index, LP, in which Interim Capital Corp. is the general partner.

On September 21, 2004 Services acquired all of the outstanding stock of Pinnacle Roofing, Inc., a Florida corporation also qualified to do business in Mississippi and Louisiana. Pinnacle Roofing was purchased for $100,000 paid in four installments beginning on September 21, 2004 and ending May 21, 2005. The transaction was financed with money earned through operations paid for using cash on hand.  As a condition of the sale, the Company entered an employment agreement with the former owner, Michael “Dean” Yancey.

The Company is the parent corporation of Services, which in turn owns (i) KSMS Illinois LLC, an Illinois limited liability company doing business as ABC Exteriors, (ii) Pinnacle Roofing, Inc., a Florida corporation qualified to do business in Mississippi and Louisiana, (iii) KSMS Missouri LLC, a Missouri limited liability company doing business as MSM Builders and Remodelers, (iv) WRS, Inc., a Minnesota corporation, (v) KSMS Maryland LLC, a Maryland limited liability company, (vi) KSMS Ohio, LLC, an Ohio limited liability company doing business as First Class Roofing and Siding and (vii) KSMS Nebraska, Inc, a Nebraska corporation.

The Company’s subsidiaries operate as administrative offices in the regions that the Company provides storm restoration services. Approximately 65 percent of the Company’s revenues currently are derived from restoration and repair services performed in Florida. The Company has purchased established local companies in order to capitalize on name recognition in a particular area.  ABC Exteriors, located at the Company’s headquarters in Glen Ellyn, Illinois, has been serving the Chicago area for approximately 20 years and was purchased by the Company in September 2003. Pinnacle Roofing, located in Florida and also serving Louisiana, has been operating for approximately 5 years and was purchased by the Company in September 2004.  MSM Builders and Remodelers was established in the St. Louis, Missouri area in December, 2001.  The Company discontinued operations in Missouri in September 2006 because anticipated sales did not occur.  WRS, Inc. solicits business under the Westurn Cedar Supply trade name, which is licensed from Western Cedar Supply, Inc., a company that has been serving Minneapolis for approximately 20 years.  The Company uses the trade name First Class Roofing and Siding, which originally serviced the Maryland and  Virginia area, in its recently established operations in Columbus, Ohio.  The Company established an office in Indianapolis, Indiana in 2006.

The Company provides insurance restoration services related to residential hail and wind damage repair to residents in Florida, Illinois, Indiana, Minnesota, Louisiana and Ohio. The Company currently provides residential emergency storm repair and/or replacement of roofing, siding, gutters, windows and sundry exterior items. One of our subsidiaries, Pinnacle Roofing, Inc., is currently repairing homes in Florida and Louisiana that were damaged by hurricanes Charlie, Francis and Katrina.

We currently have approximately 40 full-time employees in our 7 regional administrative offices — one in each of Minnesota, Illinois, Indiana, Louisiana and Ohio and two in Florida. Each regional administrative office typically employs a general manager, production manager, sales manager, collection specialist, production assistant and receptionist. The Company also employs field sales managers and regional quality control managers to supervise production crews and interact with the customers.  The Company, through its subsidiary Pinnacle Roofing, employs an additional 40 full-time employees as service personnel in Florida.

In addition to our full-time employees, the Company has over 40 commissioned non-employee salespersons who are independent contractors. The Company, through its local subsidiary in the market served, enters into a sales agreement with each individual to represent the Company. The Company typically engages 5 to 12 independent commissioned salespeople per location. The Company has offices in Florida, Illinois, Indiana, Louisiana, Minnesota and Ohio for its sales staff.

Except for its operations in Florida, the Company relies heavily on subcontractors to perform essentially all physical restoration and off-season work. The regional administrative office hires production crews that work for an independent contractor. The Company bases its need for labor on the extent of storm damage in an area the Company services. Each production crew typically consists of four to eight laborers. The Company requires each subcontractor to provide the Company with evidence of general liability and workers compensation insurance. Subcontractors pick up customer job specifications from the Company’s production offices and perform the work which the Company has contracted with the customer for.

The Company is a member of the National Roofing Contractors Association (NRCA) and the Better Business Bureau. The Company maintains certifications with the major insurance companies, such as State Farm Insurance, Allstate, Farmers Insurance Group and many others for storm-related claims. The Company acts as a liaison between homeowners and the insurance companies after a storm damages a homeowner’s property. The Company evaluates the storm damage to a home using Exactimate® software and prepares a cost estimate of the needed repairs and delivers it to the insurance company. The insurance company adjuster reviews the Company’s estimate of the damage to the homeowner’s property, makes adjustments based on an internal assessment of the damage and reimburses the homeowner for the cost of the repairs. If the insurance company reimburses a homeowner for less  than the estimated cost of repair, the Company tries to negotiate with the insurance company to reconcile any discrepancies. Typically, discrepancies between the Company’s estimate and insurance company’s reimbursement results from differences in measurements of a home’s damage, labor costs, misstatements regarding needed repairs or not including a damaged area in the insurance company’s computation. The Company does not proceed with the restoration until the differences are reconciled.  After the catastrophic damage to the Gulf region caused by Hurricane Katrina, insurance carriers have focused their attention to claims where there has been total devastation.  Only recently have these insurance companies evaluated claims for the areas where the Company has established operations.

In most instances, the Company is required  to obtain a roofing license before it can perform storm restoration services. The Company maintains roofing licenses in various states and often such licenses are recognized through reciprocal agreements between neighboring states, allowing the Company to perform storm restoration services in multiple states under one roofing license. If a state does not have a reciprocal agreement with a state where the Company is licensed, then the Company is required to pass the state’s examination requirements in order to be licensed. The Company has several employees who may take such examination. The cost of a roofing license is approximately $750. Upon successful completion of the roofing exam, the Company becomes eligible to post the necessary construction permits and provide the required insurance to satisfy a state’s specific construction requirements. The cost for construction permits range from $25 to $500 depending on jurisdiction. After repair work commences, the subcontractor usually disposes of waste material at a local landfill. Landfill dumping fees typically range between $200 to $400.

Development Plans

We seek to become a leading provider of insurance restoration services.  The Company focuses its efforts on household restoration resulting from wind and hail damage.  Management plans to offer exceptional value and consistent performance to our customers.  We plan to bring two key elements together to generate success — effectuate an aggressive marketing strategy that fosters the growth and development of our Company and provide superior customer service to our clients.  In doing so, the Company strives to increase the value of its Common Stock.

The Company’s strategy to succeed includes: (i) providing customers with timely, professional services that are competitive with industry standards; (ii) optimizing client retention by providing value, receiving positive marketing exposure, and achieving timely completion of customer expectations, (iii) broadening our scope of services outward from hail damage and hurricane restoration to cover restoration due to tornadoes and floods and (iv) expanding operations and services through the acquisition of similar smaller companies operating in both the insurance restoration and retail sales/services sectors.

The Company purchased a roofing operation in Orlando, Florida in September, 2004.  We entered this market to restore residential damage caused by seven hurricanes that passed through Florida during the 12 month period from August 2004 to July 2005. The Company also opened offices in Mississippi and Minnesota in 2005 and in Louisiana and Indiana in 2006.  The Company discontinued operations in Mississippi in September 2006.  These states historically experience severe weather seasons that cause hail, tornado, hurricane and flood damage.  Additionally, the normal wear and tear on roofs, siding, and gutters on houses in the southern states is accelerated significantly by the heat of the summer.

The Company conducted operations in Virginia and Maryland during 2002 and 2003.  The Company procured a Maryland roofing license which the state of Virginia recognized through a reciprocal agreement with Maryland. After the storm restoration work was complete in this area, the Company decided not to enter into the retail segment in Maryland and Virginia and the roofing licenses subsequently expired.  We closed our Virginia and Maryland offices due to capital restraints, but maintained a local telephone number forwarded to the Glen Ellyn, Illinois office for any service issues pertaining to the work the Company performed in these states. In order to re-establish operations in these areas the Company must renew its roofing license and establish an administrative office.  The Company may proceed with this course of action if a storm were to damage this region again.

Industry & Target Market

Severe weather, such as ultraviolet light, heat, wind, rain, pollutants and hail, causes damage to roofs.  Hail alone results in millions of dollars of damage to roofs each year.  Weather damage drives the demand for roofing contractors and increases costs for the insurance industry.  Consumers ultimately bear these costs when they pay for their annual insurance policies and premiums.  Hail damage affects virtually all types of roofing systems, including the commercial and residential sectors of the restoration industry. Our primary focus is the hail resistance of common residential roofing products, asphalt shingles, wood shingles and shakes, and concrete tile shingles. Whenever a city in North America is subjected to a severe hailstorm and the dollar losses exceed $5 million, the area is listed as a catastrophic loss by the American Insurance Association (AIA). This methodology allows the insurance industry to keep statistics on the amount of loss for each geographical location. These statistics are later used in actuarial tables to develop insurance rates for any given location. In the United States, the geographical frequency of hail has been studied by groups such as the National Board of Catastrophe (from 1949 to 1964) and the United States Weather Bureau (from 1950 to 1960).

A large number of severe hailstorms in the United States tend to occur in an area from south Texas to Minnesota and from Colorado to the east coast. We originally focused our storm restoration services in the states of Illinois, Missouri and Ohio due to the violent storm seasons these areas experience each year. However, we recently expanded into Florida, Minnesota, Louisiana and Indiana in an effort to create additional revenue generating opportunities.  The Company discontinued operations in Mississippi due to a diminished demand for restoration services.  The Company discontinued operations in Missouri after a potential acquisition by the Company of a local restoration company was not completed.

Insurance restoration and residential repair addresses damages from hail storms, tornadoes, hurricanes, flooding, and other natural disasters. The Company hopes to utilize wind and hail damage restoration as its gateway into the local, and eventually the national, marketplace. Below are the core areas of our operational focus.

Wind and Hail Damage Repair - In 2003, we targeted the states of Illinois, Missouri and Ohio for hail damage repair. Each year these states, as well as Minnesota, where the Company also has a presence, typically experience severe hail storms and other inclement weather that has created a demand for our services.  In many instances all across the country, storm chasers come into towns immediately following severe weather, establish operations, provide storm restoration services, then move on to the next area affected by severe weather. By establishing a permanent presence centrally located near the major storm areas, we hope to give customers greater assurance that the Company will remain in the area to complete the warranty work. This stability allows the Company to develop relationships and reputation through quick response times, customer service, and quality workmanship fostering repeat and referral business which will add value to the Company.

Retail Sales - The Company has implemented a retail operation to compensate for decreased demand for insurance restoration and storm repair during the off-season. We have developed this business in a similar manner as the restoration operations by offering off-season repairs on roofing, siding, windows, and gutters to residents of Illinois and Ohio.  After the Company repairs approximately 500 to 1,000 storm-damaged roofs in a particular area, the Company begins to solicit business for roof replacement due to normal wear and tear. These repairs are paid for by the homeowner without the benefit of proceeds from an insurance claim. When needed, the Company may use relationships with various mortgage or lending institutions to assist the homeowner with financing the repair work. We believe that providing retail repairs, restoration and remodeling will not only foster growth in the Company’s revenues and profits, but will position the Company with the opportunity to further build its customer base and reputation.

Competition

The Company participates in an intensely competitive industry.  The Company’s primary competition is large corporations that have greater financial capabilities, established loyal customer relationships, name recognition, and reputation.  The Company will need to quickly develop similar qualities to achieve our vision of growth, profitability, and shareholder value.  Our customer acquisition is hindered by the reputation of the larger companies.  The Company also competes with smaller local family-owned businesses.  Local family-owned businesses may provide storm restoration services at a lower cost and charge less for their services than the Company could offer.  In addition, the Company competes with repair companies that chase storms.  These companies establish temporary operations after a storm has damaged an area.  They provide restoration services then move on to the next disaster area.  These companies mainly repair automotive damage, but, some provide mobile residential and commercial building restoration.  The Company hopes to compete against storm chasing businesses by becoming firmly established in each community we service.  We believe that by being centrally located and established in a region we can instill in our current and potential customers a sense of security and thereby achieve customer loyalty.

Fife Loan

On July 24, 2006, the Company issued an original issue discount note with an aggregate face amount of up to $1,650,000 to Mr. John Fife, a principal in Chicago Venture Capital, a firm not affiliated with the Company, which resulted in $1,000,000 of loan proceeds to the Company. The note is secured by a personal guaranty of the Company’s CEO, Terry Kiefer, and the guaranty is in turn secured by 17,000,000 shares of the Company’s Common Stock owned by Mr. Kiefer, which represents approximately 25.9 percent of the outstanding shares of the Company. The Company may substitute shares of Common Stock registered pursuant to this Form SB-2 at any time for all or a portion of the 17,000,000 shares of the Company’s Common Stock owned by Mr. Kiefer that is currently pledged as collateral.  The note is due on the earlier to occur of (i) the effective date of a registration statement on Form SB-2, but in no case earlier than October 31, 2006: (ii) February 14, 2007, or (iii) the occurrence of an event of default as defined in the note. The maturity amount of the loan is adjusted based on the effective date of a registration statement on Form SB-2 however, neither the Company nor Mr. Kiefer have entered into any registration rights agreement with Mr. Fife.  If the Form SB-2 becomes effective prior to October 31, 2006, the maturity amount of the loan is $1,350,000. Following October 31, 2006, the maturity amount of the loan escalates by $50,000 every two weeks until the Form SB-2 is effective or February 15, 2007, whichever is earlier. Following February 15, 2007, the maturity amount of the loan is $1,650,000 and is not subject to further adjustment. The Company has the right to prepay the note in whole or in part without penalty. The definition of “event of default” under the note includes, without limitation: (a) a sale by the Company of assets the book value of which exceeds 49% of the book value of all of the Company’s assets; (b) any merger by the Company with or into another entity unless immediately after the merger transaction the shareholders of the Company own at least 40 percent of the outstanding Common Stock of the Company; (c) any failure by the Company or Mr. Kiefer to observe or perform any covenant under the note or the stock pledge agreement if not remedied within ten days notice from Mr. Fife; (d) default by the Company under any other debt instrument resulting in the acceleration of debt in excess of $750,000; (e) an action, suit or proceeding is commenced against the Company seeking damages in an amount against which the Company is not insured exceeding $500,000; (f) the Company shall fail to become required to file periodic reports pursuant to Section 13 or 15(d) Securities Exchange Act of 1934 by October 15, 2006, and shall thereafter fail to file any reports required by Section 13 or 15(d) of the Exchange Act in a timely manner; or (g) a determination by the SEC or the National Association of Securities Dealers that the Company has violated United States securities laws.

The Company is in default under the note due to the existence of an “event of default” as described in clause (f) of the preceding paragraph. An “event of default” as described in clause (c) of the preceding paragraph also exists due to Mr. Kiefer’s failure to deliver additional shares of Common Stock to Mr. Fife pursuant to the terms of the stock pledge agreement. The Company is presently in discussions with Mr. Fife with the intent of negotiating a waiver of these defaults.

The terms of the note held by Mr. Fife also provide that so long as the note is outstanding, Mr. Kiefer may not sell any shares of his Common Stock in the Company which exceed the following limitations: (i) Mr. Kiefer may sell his shares in an amount that equals up to 1 percent of the total outstanding shares of the Company’s Common Stock during any 90-day period commencing on the effective date of the aforementioned registration statement, and (ii) Mr. Kiefer may sell his shares in an amount that equals up to 4 percent of the total outstanding shares of the Company’s Common Stock during any 90-day period if the price of such stock is equal to at least $0.50 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management’s discussion and analysis should be read together with the Company’s consolidated financial statements and notes beginning on page 28.

Financial Results

The Company incurred a net loss of $1,642,075 for the fiscal year that ended on December 31, 2005 compared to a net income of $65,952 in 2004. The loss reported in 2005 was mainly attributed to expansion to different markets in 2005.

In 2005, the Company entered contracts to repair homes in Florida that were damaged by storms. The Company calculated its fees for the contracts based on the normal cost of materials. The insurance companies made initial payments to the Company to commence the restoration services at the prices specified in the contracts. The Company then paid its normal commissions to its salespersons. An unexpected shortage of repair materials in Florida caused their price to more than double. The Company had to cancel many of its contracts because we could not procure the necessary repair material and the Company was unable to recover the commissions paid to its salespersons for the cancelled contracts. In addition, the completed contracts were done at a minimal profit margin due to the increase in the cost of repair materials.

At December 31, 2005, current assets exceeded current liabilities by $1,917,533, stockholders’ equity was $(954,740) and we had an accumulated deficit of $2,146,338. Accordingly, the Company depended on existing stockholders and new investors to finance its current operations.

The Company derives the majority of its revenue by providing residential and commercial roofing services. The Company installs new roofs, repairs damaged roofs and installs and repairs siding. We have one business segment for financial reporting purposes. The revenues from construction and renovation contracts are accounted for on a percentage-of-completion basis using the cost-to-cost method. The cost-to-cost method measures the percentage completion of a contract based on total labor cost incurred to date compared to labor estimated costs to completion. The Company is in the process of consolidating its Florida operations. The Company closed its Orlando office and expects to close its Vero Beach office by the end of the year. The Company will not incur a material expense to consolidate its Florida operations.

Critical Accounting Estimates and Policies

The SEC defines “critical accounting policies” as those that are most important to the portrayal of a company’s financial condition and results and require management’s most difficult, subjective or complex judgments, often as a result of the need to make financial estimates about the effect of matters that are inherently uncertain. Accordingly, the methods, estimates and judgment we use to apply our most critical accounting policies has a significant impact on the results we report in our consolidated financial statements.

Based upon the SEC’s definition of critical accounting policies, our most critical estimates include the determination of allowances for doubtful accounts, depreciation and amortization, percentage of contract completion, employee benefit plan, income taxes and contingencies, the valuation for non-cash issuances of common stock, and the valuation allowance for deferred tax assets. The preparation of consolidated financial statements in accordance with generally accepted accounting principles (GAAP) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates.

For additional information regarding our “Summary of Significant Accounting Policies” please see Note 3 in the Company’s consolidated financial statements.

Results of Operations

Comparison of 2005 and 2004

Income from Operations:

The Company’s income from operations decreased $2,447,659, with the Company reporting a loss of $2,178,711 in 2005 as compared to income of $268,948 in 2004. This reduction in income from operations resulted from a higher materials expense after entering into repair contracts. The Company was not able to pass on all of the higher costs of materials to its customers which decreased the Company’s profit margin.

Revenues:

Our revenues increased $2,666,847, or 21%, to $15,153,760 for 2005 from $12,486,913 in 2004. The increase in revenue was primarily the result of payment received for our construction work to hurricane damaged property in Florida. The Company increased prices in 2005 by 15% due to an increase in labor and material costs.

The Company experienced unexpectedly slow sales in Mississippi and Minnesota in 2005. The complete devastation to homes in Mississippi caused by hurricanes meant fewer repair opportunities for the Company since there were virtually no homes left to repair in the affected areas. The Company repaired fewer homes than expected in Minnesota due to an earlier than expected winter that shortened the repair season.

Material and direct labor costs:

Our material and direct labor costs increased $1,974,133, or 26%, to $9,652,180 for 2005 from $7,678,047 in 2004. An increased demand for our services to repair hurricane-damaged property in Florida and a shortage of supplies and labor resulted in higher material and direct labor costs.

Other Income (Expense):

Other Income (Expense) decreased by $145,834 to $51,091 of expense for 2005 from $196,925 of expenses for 2004. The Company spent $171,291 to consolidate the ownership of all its subsidiaries under National Storm Management Services, Inc. in 2004. This transaction was a tax free transfer among entities under common control. A similar expense was not incurred by the Company in 2005.

General and administrative expenses:

Our general and administrative expenses increased $3,335,279, or 81%, to $7,477,402 for 2005 compared to $4,142,123 for 2004. A large portion of this increase was due to expenses incurred in connection with opening three offices in Florida, one in Mississippi and one in Minnesota. In addition, the Company paid $1,870,000 more in 2005 than it did in 2004 in compensation and employee related expenses. The Company spent approximately $500,000 more on professional fees in 2005 than it did in 2004, much of it relating to the Company’s reorganization and the audit of its 2002, 2003 and 2004 financial statements. Also, general liability and workers compensation insurance increased costs by $204,000.

Liquidity and Capital Resources:

The Company had $41,150 in cash at December 31, 2005 compared to $72,643 at December 31, 2004. This amounts to a decrease of $31,493, or 43%. The decrease in cash was primarily due to expenditure of customer deposits as income was realized on these uncompleted contracts. The Company’s current liabilities exceeded its current assets (working capital) by $1,917,533 at December 31, 2005 compared to $348,275 at December 31, 2004, increasing this deficit by $1,569,258, or 450%.

Operating Activities

Cash used in operating activities was $1,320,749 for the year ended December 31, 2005 as compared to cash generated by operations of $879,892 for the year ended December 31, 2004, a decrease of $2,200,641, or 2,502%. The decrease in cash was primarily due to absorption of customer deposits of $1,085,446 as income was realized on these uncompleted contracts and the net loss from operations.

Investing Activities

Cash used in investing activities was $681,807 for the year ended December 31, 2005 compared to $542,327 for the year ended December 31, 2004, an increase of $139,480, or 26%. The increase in cash used in investing activities resulted primarily from reduction in acquisitions of other roofing companies and the decrease in capital expenditures.

Financing Activities

Cash provided by financing activities was $1,971,063 for the year ended December 31, 2005 compared to cash used of $264,922 for the year ended December 31, 2004, an increase of $2,235,985, or 844%. The increase in cash provided by financing activities was primarily due to $1,000,000 of cash proceeds from the issuance of notes payable and $899,598 of cash proceeds received from the sale of the Company’s Common Stock to investors.

Adequacy of Current Liquidity

The Company has funded its operations primarily by incurring indebtedness and selling its Common Stock. The principal use of cash has been for operating activities. The Company’s liquidity has been negatively impacted by its recent acquisitions in Florida, Mississippi and Minnesota.

As described under the caption “DESCRIPTION OF BUSINESS—Fife Loan” in this prospectus, on July 24, 2006 the Company issued an original discount note to Mr. John Fife, which resulted in $1,000,000 of loan proceeds to the Company. The note is secured by a personal guaranty of the Company’s CEO, Terry Kiefer, and the guaranty is in turn secured by 17,000,000 shares of the Company’s Common Stock owned by Mr. Kiefer. The Company is in default under the note as a result of its having failed to become required to file periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934 by October 15, 2006 and as a result of Mr. Kiefer’s failure to deliver additional shares of Common Stock to Mr. Fife pursuant to the terms of the stock pledge agreement between Mr. Kiefer and Mr. Fife. The Company is presently in discussions with Mr. Fife with the intent of negotiating a waiver of these defaults.

Management expects that current cash flows to be sufficient to sustain operations, assuming the Company does not purchase additional restoration companies and obtains a waiver of the defaults under the note held by Mr. Fife. In addition, a mild hurricane season in 2006 could lead to lower than expected sales and negatively impact the Company’s short-term liquidity.

The Company is dependent on our ability to continue to obtain outside financing to fund our planned expansion and growth. Such outside financing should allow us to continue to make investments in our established markets and expand to other markets.

Seasonality

The construction industry, including the roofing industry, is influenced by seasonal factors. Construction activities are usually lower during winter months. We attempt to increase our winter productivity by conducting business in the southern region of the United States. In addition, we expect to expand our sales and marketing efforts to control project scheduling. Nevertheless, our revenues and operating results will tend to be lower in the first quarter of each year as compared to the third quarter.

The roofing industry is also affected by natural disasters, such as tornadoes, hurricanes and windstorms. Profit margins are generally higher on disaster-related work than on discretionary work because the costs for immediate repairs are typically covered by insurance. Since disaster-related work requires an immediate response, we maintain a capacity that is scalable to respond to these needs. The absence of natural disasters will result in lower revenues and higher relative administrative expenses per revenue dollar.

Off-Balance Sheet Arrangements

We have operating leases that are not accrued on the balance sheet. The payments due under these leases are disclosed in footnote 9 of our consolidated financial statements. Other than these leases, we have no contractual commitments that do not appear on the balance sheet as of December 31, 2005.

DESCRIPTION OF PROPERTY

The Company’s corporate offices are in a 3,400 square foot facility located at 999 North Main Street, Suite 105, Glen Ellyn, Illinois, 60137 and is rented at approximately $3,700 per month from an unrelated party on a three year lease that expires in July 2009. The Company also operates ABC Exteriors from this same facility.

The following table sets forth the other properties that the Company currently leases to conduct its operations:

Address	Facility	Square Footage	Monthly Rent(1)	Lease Expiration
470 Schrock Road, Suite B Columbus, Ohio, 43229	First Class Roofing and Siding	2,400	$1,400	May 2007

14505 21st Avenue, Suite 206 Plymouth, Minnesota, 55447	WRS Inc.	4,977	$3,200	October 2008

2360 US #1 North Vero Beach, Florida, 32960	Vero Beach Office	7,800	$3,800	December 2006

1315 West 53rd Street Mangonia Park, Florida, 33407	West Palm Beach Office	9,752	$6,300	January 2008

3814 Veterans Avenue, Suite 205 Metairie, Louisiana, 70055	Sales Office	620	$700	January 2007

7132 Zionsville Road Indianapolis, Indiana, 46268	Sales Office	3,600	$2,300	May 2009

(1) Monthly rent is rounded to the nearest $100.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s Common Stock is traded on the Pink Sheets. The Common Stock does not currently pay any dividend.

The following table presents the high and low bid prices for the Company’s common equity for each quarter within the last two fiscal years and the first three quarters of 2006. Quotations reflect inter-date prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Quarter Ended	High	Low

September 30, 2006	$0.65	$0.10

June 30, 2006	$0.495	$0.10

March 31, 2006	$0.27	$0.13

December 31, 2005	$1.36	$0.17

September 30, 2005	$2.52	$1.20

June 30, 2005	$0.61	$0.25

March 31, 2005	$0.60	$0.50

December 31, 2004	N/A	N/A

September 30, 2004	N/A	N/A

June 30, 2004	N/A	N/A

March 31, 2004	N/A	N/A

As of October 27, 2006, there were approximately 2,624 holders of record of the Company’s 66,692,194 outstanding shares of its Common Stock and 2,624 holders of record of the Company’s 3,334,610 outstanding shares of its Class B Common Stock.

The Company maintains an Equity Incentive Plan under which key employees may be granted qualified and nonqualified options to purchase shares of the Company’s Common Stock. The following table sets forth as of April 30, 2006 the Equity Incentive Plan under which equity securities of the Company are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity contribution plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	20,000,000	$0.12	0

Equity compensation plans not approved by security holders	0	N/A	0

Total	20,000,000	$0.12	0

The Equity Incentive Plan provides for administration by a committee comprised of at least two directors appointed by the board of directors. If no committee is appointed by the board of directors, then the Equity Incentive Plan is administered by the entire board of directors. The Equity Incentive Plan is currently administered by the Company’s CEO, Mr. Kiefer, who is the sole member of the board of directors. Under the Equity Incentive Plan, the Company may issue options that constitute incentive stock options to employees and nonqualified options to participants as selected by the committee that administers the Equity Incentive Plan. Unless otherwise approved by the committee that administers the Equity Incentive Plan, no option may be exercised more than three months after the optionee’s termination from service. The options listed in the above table may be exercised at any time during the two years following the termination of service with the Company.

EXECUTIVE COMPENSATION

The following table sets forth all plan and non-plan compensation awarded to, earned by, or paid to the Chief Executive Officer and the other executive officers of the Company during the last two completed fiscal years.

SUMMARY COMPENSATION TABLE

			Annual Compensation				Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities Underlying Options/SARs (#)
Terry Kiefer	2005	$206,027	$60,339	(2)	$132,945	(3)
President, CEO	2004	$111,100	$6,000		$100,946

Donald Humphrey,	2005	$159,472	$6,000	(4)	$10,240	(5)	5,000,000
Vice President	2004	$109,000	$71,000		$22,240

Mark Noffke (1)	2005	$150,000			$2,197		1,200,000
CFO	2004	$63,808	$2,000		$330

(1)            Mr. Noffke resigned from the Company effective August 18, 2006

(2)       Mr. Kiefer’s 2005 bonus is comprised of cash reimbursements for personal expenses, including, but not limited to, automotive maintenance, personal legal fees, monthly parking, and personal meals.

(3)       Mr. Kiefer’s 2005 “all other compensation” is comprised of aggregate payments of $46,839 for personal out-of-state housing rental expenses in excess of what the Company reimburses for business expenses, aggregate payments of $82,956 for personal automobile expenses and a $3,150 contribution to his 401(k) plan.

(4)       Mr. Humphrey’s 2005 bonus was comprised of three separate payments of $2,000 each.

(5)       Mr. Humphrey’s 2005 “all other compensation” is comprised of aggregate payments of $10,240 for out-of-state housing rental expenses.

The following table sets forth individual grants of stock options (whether or not in tandem with SARs) and freestanding SARs made during the last completed fiscal year to each of the named executive officers.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants

Name	Number of Securities Underlying Option/SARs Granted (#)	% of total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Prices ($/Sh)	Market Price of Underlying Security on Date of Grant	Expiration Date

Donald Humphrey, Vice President	5,000,000	30.1%	$0.12	$0.40	May 1, 2015

Mark Noffke, CFO (1)	1,200,000	7.2%	$0.12	$0.40	May 1, 2015

(1)            Mr. Noffke resigned from the Company effective August 18, 2006

LEGAL MATTERS

The validity of the shares of our Common Stock and Class B Common Stock offered by the Selling Stockholders will be passed upon by the law firm of [-] of [-], Nevada.*

EXPERTS

The consolidated financial statements of the Company as of and for the years ended December 31, 2005 and 2004 included in this prospectus have been audited by Gately & Associates, LLC, independent registered public accountants, as stated in their report dated May 27, 2006, and have been included in this prospectus in reliance upon the report of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

LJ Soldinger Associates LLC had been the independent accountant for the Company for the fiscal years ended December 31, 2003 and 2004. In February 2006, the Company dismissed LJ Soldinger Associates LLC. The principal independent accountant’s report on the financial statements for the fiscal years ended December 31, 2003 and 2004 did not contain an adverse opinion or disclaimer of opinion, or modification as to uncertainty, audit scope or accounting principles.

*      To be provided by amendment

In connection with the audit of the financial statements prepared for the fiscal years ended December 31, 2003 and 2004 and to the date of dismissal, the Company had no disagreements with LJ Soldinger Associates LLC with respect to accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved, would have caused them to refer to the matter in their report.

The Company hired Gately & Associates, LLC to be its independent accountant on February 14, 2006 to audit the financial statements for the fiscal years ended December 31, 2004 and 2005. The sole member board of directors approved the change of accountants.

For the fiscal years ended December 31, 2003 and 2004, including the subsequent interim period through the date of the appointment of Gately & Associates, LLC, neither the Company, nor anyone on its behalf, consulted with Gately & Associates, LLC regarding any of the accounting or auditing concerns stated in Item 304(a)(2) of Regulation S-B.

The Company has provided LJ Soldinger Associates LLC with a copy of this Form SB-2. We requested that LJ Soldinger LLC furnish a separate letter addressed to the SEC stating whether the firm concurs with the above statements. The Company has received LJ Soldinger’s response letter dated September 27, 2006.

WHERE YOU CAN FIND MORE INFORMATION

After our registration statement on Form SB-2 becomes effective, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at (http://www.sec.gov), where investors can view information we electronically file with the SEC. Our web site address is www.nationalstorm.com. The information on our web site is not incorporated into this prospectus.

FINANCIAL STATEMENTS

GATELY & ASSOCIATES, LLC

Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders

National Storm Management, Inc.

Glen Ellyn, Illinois

We have audited the accompanying balance sheets of National Storm Management, Inc. as of December 31, 2005 and 2004, and the related statement of operations, equity and cash flows for the twelve months ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Storm Management, Inc., as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the twelve months ended December 31, 2005 and 2004 in conformity with U.S. generally accepted accounting principles.

/s/ Gately & Associates

Gately & Associates, LLC

Altamonte Springs, FL

May 27, 2006

National Storm Management, Inc.

Consolidated Balance Sheet

December 31,	2005	2004
Assets

Current Assets
Cash and cash equivalents	$41,150	$72,643
Accounts receivable (less allowance of $41,498 and $98,540 respectively)	664,984	1,386,271
Salesmen & Management advances	70,010	272,675
Inventories	165,076	429,452
Costs of uncompleted contracts in excess of related billings	554,410	97,065
Prepaid commissions	45,223	114,193
Other current assets	180,114	41,534

Total Current Assets	1,720,967	2,413,833

Property, Plant and Equipment, net	307,952	388,270
Intangibles	5,000	95,083
Deferred tax asset – net of valuation allowance	587,727	—
Other	97,004	43,600
Total Assets	$2,718,650	$2,940,786

Liabilities and Stockholders’ Equity

Current Liabilities
Billings on uncompleted contracts in excess of related costs	$789,281	$1,417,382
Accounts payable	1,654,690	1,145,426
Current portion on long term obligations	1,118,275	34,443
Other current liabilities	76,254	64,857
Deferred intangible payments	—	100,000

Total Current Liabilities	3,638,500	2,762,108
Non-Current Liabilities
Term loans, net of current portion	34,891	148,941
Other long—term obligation	—	500,000

Total Liabilities	3,673,391	3,411,049
Commitments and Contingencies
Stockholders’ Interest
Common stock, $.001 par value; 200,000,000 shares authorized; 49,113,903 and 34,000,000 shares issued and outstanding as of December 31, 2005 and 2004, respectively	49,114	34,000
Paid in capital	1,142,484	—
Accumulated deficit	(2,146,338)	(504,263)
Total Stockholders’ Equity	(954,740)	(470,263)

Total Liabilities and Stockholders’ Equity	$2,718,650	$2,940,786

See accompanying notes to financial statements

National Storm Management, Inc.

Consolidated Statements of Income

Year ended December 31,	2005	2004

Revenues	$15,153,760	$12,486,913

Operating Costs and Expenses
Material and direct labor costs	9,652,180	7,678,047
General and administrative expenses	7,477,402	4,142,123
Depreciation and amortization	202,889	397,795

Total Operating Costs and Expenses	17,332,471	12,217,965

Income from Operations	(2,178,711)	268,948

Other Income (Expense)
Interest expense	(91,222)	(5,303)
Cost associated with reorganization and merger	—	(171,291)
Impairment of advances – related party	—	—
Other, net	40,131	(20,331)

Total Other Income (Expense)	(51,091)	(196,925)

Income before Income Taxes	(2,229,802)	72,023

Provision (Benefit) for Income Taxes	(587,727)	6,071

Net Income	$(1,642,075)	$65,952

Pro Forma Information (Unaudited)

Income before Income Taxes

	—	72,023

Pro forma tax provision

—

25,928

Pro forma Net Income

	$(1,642,075)	$46,095

Basic earnings per common share

	$(0.04)	$0.00

Basic weighted average common  per share outstanding

	42,245,088	34,000,000

See accompanying notes to financial statements

National Storm Management, Inc.

Consolidated Statements of Stockholder’s Equity

	Common Stock		Additional
		Par	Paid - In	Retained	Stockholders’
	Shares	Value	Capital	Earnings	Equity

Balance, January 1, 2004	25,751,670	$25,752	$—	$(314,052)	$(288,300)
Net income	—	—		65,952	65,952
Distributions paid – owners	—	—		(247,915)	(247,915)
Common stock issued upon incorporation of NSMS, Inc.	8,248,330	8,248	—	(8,248)	—
Balance, December 31, 2004	34,000,000	$34,000	$—	$(504,263)	$(470,263)
Net income	—	—		(1,642,075)	(1,642,075)
Issuance of stock & stock options for professional fees	6,800,000	6,800	746,200	—	753,000
Acquisition of assets of N.S.M. Inc.	6,000,000	6,000	(1,000)		5,000
Common stock issued	2,313,903	2,314	397,284	—	399,598

Balance, December 31, 2005	49,113,903	$49,114	$1,142,484	$(2,146,338)	$(954,740)

See accompanying notes to financial statements

National Storm Management, Inc.

Consolidated Statements of Cash Flows

Year ending December 31,	2005	2004
Cash Flows from Operating Activities
Net income (loss)	$(1,642,075)	$65,952
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	202,889	397,795
Allowance for doubtful accounts	—	49,585
Deferred income tax benefit	(587,727)	—
Stock and stock options issued for professional fees	253,000	—
Changes in assets and liabilities
Accounts receivable, net	721,287	(561,035)
Advances	202,665	(247,137)
Inventories	264,376	(429,452)
Uncompleted contracts	(1,085,446)	1,185,456
Prepaid commissions and other assets	(140,325)	(140,009)
Accounts payable	479,210	602,006
Other current liabilities	11,397	(43,269)

Net cash provided by (used in) operating activities	(1,320,749)	879,892

Cash Flows from Investing Activities
Capital expenditures	(81,807)	(230,972)
Decrease in other long-term liabilities	(500,000)	—
Acquisition of intangibles	(100,000)	(311,355)

Net cash used in investing activities	(681,807)	(542,327)

Cash Flows from Financing Activities
Distributions paid – owners	—	(247,915)
Increase in note payable	1,000,000	—
Issuance of common stock	899,598	—
Principal proceeds (payments) for term loan	71,465	(17,007)

Net cash provided by (used) in financing activities	1,971,063	(264,922)

Net Increase (Decrease) in Cash and Cash Equivalents	(31,493)	72,643

Cash and Cash Equivalents, beginning of year	72,643	—

Cash and Cash Equivalents, end of year	$41,150	$72,643
Cash paid for taxes	$—	$864
Cash paid for interest	$91,222	$5,303

See accompanying notes to financial statements

National Storm Management, Inc.
Notes to Financial Statements

NOTE 1.  DESCRIPTION OF BUSINESS

National Storm Management, Inc. (the “Company”) is a Nevada corporation headquartered in Glen Ellyn, Illinois.  The Company is a storm restoration management firm specializing in residential home repair from the effects of wind and hail damage.  The Company focuses on residential wind and hailstorm restoration services to develop name recognition and reputation. Once established in a market, management expands its operations through the acquisition and/or development of “off-season” retail operations. The Company presently maintains offices in Glen Ellyn, Illinois, Columbus, Ohio, St. Louis, Missouri, Hattiesburg Mississippi, Minneapolis, Minnesota and Metairie, Louisiana as well as three offices in the State of Florida serving the Orlando, Vero Beach and West Palm Beach markets.

NOTE 2.  TRANSACTIONS OF THE COMPANY

National Storm Management, Inc., formerly The 18th Letter Inc., was formed on March 12, 2002, as a New York corporation. This entity became a non-reporting shell company, defined as inactive, with minimal assets or liabilities. On September 10, 2004 the shareholders and Board of Directors approved a merger by and between The 18th Letter, Inc. , a New York corporation and The 18th Letter, Inc. Merger Sub (the “Surviving Entity”), a Nevada corporation. The merger was done for the sole and exclusive purpose of changing its domicile from New York to Nevada. All provisions extant in the Company’s constituent documents remained in force and effect and the directors and officers of the Company remained in position or office.  The current shareholders of the Company became shareholders of the Surviving Entity with the same ownership, whether by shares or percentage, as held in the Company. Immediately upon the effectiveness of the merger the name of the company was approved to change to National Storm Management, Inc.

National Storm Management Services, Inc. was formed on December 19, 2000.  On February 24, 2005, Terry Kiefer, the Company’s current CEO, sold all 1,236,614 shares of National Storm Management Services, Inc.’s common stock to the Company in exchange for 34,000,000 newly issued shares of the Company’s common stock.  Concurrently with the Company’s purchase of National Storm Management Services, Inc., the former majority owner of the Company transferred 24,000,000 shares of the Company’s common stock to the Company in exchange for payment of $30,000 by Interim Capital Corp. and the Company cancelled these shares.  The remaining stockholders of the Company retained their 6,000,000 shares of common stock.  As a result of these transactions, the Company had 40,000,000 outstanding shares of common stock, Mr. Kiefer owned 85% of the Company, the remaining stockholders owned 15% of the Company and the Company became the sole owner of National Storm Management Services, Inc.  On the same day as the stock sale, the Company granted an option to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $0.75 to Shocker 100 Index, LP, in which Interim Capital Corp. is the general partner.

This acquisition by the Company of National Storm Management Services, Inc. was treated as a recapitalization of National Storm Management Services, Inc. and all equity transactions have been revised to reflect the recapitalization. As a result of the acquisition, the stockholder of National Storm Management Services, Inc. received 85% of the then issued and outstanding common stock of the Company on a fully diluted basis, which resulted in National Storm Management Services, Inc. being treated as the accounting acquirer and thus the operations and the financial statements of National Storm Management Services, Inc. prior to the acquisition have become those of the Company, the surviving legal entity.  National Storm Management Services, Inc. has seven subsidiaries as described below.

The following is a brief description of the subsidiaries of National Storm Management Services, Inc.  In August 2003, KSMS-IL, LLC entered into an agreement with ABC Roofing, Inc. (“ABC”) to acquire the rights to use the name ABC Roofing and ABC’s telephone number and business license for a predetermined period ending in January 2005.  The purchase price was $100,000.  In addition, ABC was paid additional contingent compensation based on production totaling $159,748 in 2003 and 2004.  In August 2004, the parties agreed to terminate the previous agreement.  KSMS-IL, LLC was required to discontinue using the above name and obtain a new license effective January 2005.  In consideration of terminating the agreement and releasing KSMS-IL, LLC from all claims

ABC was paid a total of $100,000.  All of the above payments were allocated to intangible assets.  As of December 31, 2004 and 2003, the National Storm Management Services, Inc.  owed ABC $50,000.  The balance was paid in January and February of 2005.  During 2003, the National Storm Management Services, Inc. opened an office in Columbus, Ohio and commenced operations in Ohio.

On September 21, 2004, National Storm Management Services, Inc.  acquired all of the outstanding stock of Pinnacle Roofing, Inc. (“Pinnacle”).  On December 1, 2004, the shareholders and members of KSMS-Illinois, LLC d/b/a ABC Exteriors, formerly d/b/a ABC Roofing, KSMS-Missouri, LLC d/b/a MSM Builders and Remodelers, KSMS-Minnesota, Inc. d/b/a MSM Builders & Remodelers, KSMS-Maryland, LLC d/b/a First Class Builders, KSMS-Ohio, LLC d/b/a First Class Roofing and Siding, and KSMS-Nebraska, Inc. consolidated their ownership into National Storm Management Services, Inc. in return for 8,248,330 shares of National Storm Management Services, Inc. common stock.  The reorganization was structured as a tax free transfer among entities under common control.

During 2004, the National Storm Management Services, Inc. entered into the Florida market place by purchasing the stock of Pinnacle Roofing, Inc. (“Pinnacle”).  As of the date of the acquisition, Pinnacle had only intangible assets, and no liabilities or operations.  During 2004 and 2005, the National Storm Management Services, Inc. paid $100,000 in a series of deferred acquisition payments.   National Storm Management Services, Inc. incurred an additional $16,000 of professional fees related to this acquisition.  All consideration and costs paid related to this acquisition were allocated to intangible assets which were acquired.  As of December 31, 2004, $50,000 of deferred acquisition payments remained outstanding.  This amount was paid in equal installments in February and May 2005.

On September 16, 2005 the Company executed an office and warehouse lease to begin operations in Hattiesburg, Mississippi. This location will be able to service the damage areas from Gulf Shores, Alabama, Biloxi, Mississippi to Slidell, Louisiana operating under the name of Pinnacle Roofing Inc. To compliment its operation in Mississippi the Company launched in 2006 an office in Metairie, Louisiana.

On October 19, 2005 the Company and Westurn Cedar Supply, Inc. signed a sales agreement for their respective subsidiaries, WRS, Inc. and Westurn Roofing and Siding, to perform residential restoration services in the Minneapolis area.  WRS, Inc. will provide the restoration services based on sales leads provided by Westurn Roofing and Siding.

NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management is responsible for the fair presentation of the Company’s consolidated financial statements, prepared in accordance with generally accepted accounting principles (GAAP).

The combination of the Company and National Storm Management Services, Inc. has been treated as a recapitalization of the Company. The company was the legal acquirer since it acquired a majority ownership interest in the Company. Consequently, the historical financial information included in the financial statements of the Company prior to February 24, 2005 is that of National Storm Management Services, Inc. Pro forma financial information is not presented since the combination is a recapitalization and not a business combination.

Pro Forma Information

As discussed previously, National Storm Management Services, Inc. consolidated the ownership by its shareholders and members of various commonly owned entities through a tax free exchange. Upon this reorganization, its capital structure changed to that of a corporation throughout. The change resulted in the Company retaining the tax benefit for the portion of the earnings generated subsequent to December 1, 2004, whereas the previous earnings were passed through to the National Storm Management Services, Inc. members and sub chapter S shareholders. Pursuant to Staff Accounting Bulletin Number13.2 “Pro forma Financial Statements and Earnings per Share” (“SAB 13.2”), a pro forma income statement has been presented which reflects the impact of the Company’s change in capital structure as if it occurred as of National Storm Management Services, Inc. inception This presentation reflects the Company generating a tax liability.

Consolidations

The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated .

Cash and Cash Equivalents

The Company classifies as cash and cash equivalents amounts on deposit in the banks and cash temporarily in various instruments with original maturities of three months or less at the time of purchase. The Company’s cash management system is integrated within three separate banking institutions.  Outstanding checks of $87,000 and $91,000 are reflected as a component of accounts payable as of December 31, 2005 and 2004 respectively. Certain balances that are maintained outside of this system are invested in overnight money market instruments.

Accounts Receivable

An allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential losses based on historical trends and known current factors influencing the Company’s customers. The majority composition of the receivables represents balances due from homeowners’ insurance companies. As settlements are reached with the insurance companies, any balances not collected become the responsibility of the homeowners. The Company places liens on customer’s homes when payment has been stretched beyond acceptable conditions.

Inventories

Inventories consist principally of roofing products and supplies which are valued at the lower of cost or market, using the first-in, first-out method.

Property, Plant and Equipment; Depreciation and Amortization

Property, plant and equipment are stated at cost less accumulated depreciation.  Expenditures for maintenance and repairs are charged to income as incurred.  Additions, improvements and major replacements that extend the life of the asset are capitalized.  The cost and accumulated deprecation and amortization related to assets sold or retired are removed from the accounts and any gain or loss is credited or charged to income in the period of disposal.

For financial reporting purposes, depreciation and amortization is provided on the straight-line method over the estimated useful lives of depreciable assets.  Financial reporting provisions for depreciation and amortization are generally based on the following annual rates and estimated useful lives:

Type of Asset	Rates	Years

Machinery and equipment	6% - 33%	3 – 15 years

Leasehold improvements (or life of lease where applicable)	20% - 50%	2 – 5 years

Intangible Assets

The Company follows the guidance of SFAS No. 142, “Goodwill and Other Intangible Assets” in 2002.  Accordingly, the intangible assets acquired by the Company are amortized on a straight-line basis, over their contractual lives of between one and two years.

Amortization expense for 2005 and 2004 was $90,083 and $333,494, respectively.

Intangible assets consisted of the rights to use the business licenses of ABC and Pinnacle and other intangibles as follows:

	2005	2004

License	$476,082	$476,082
Other	5,000	5,000
Less
Accumulated amortization	(476,082)	(385,999)

	$5,000	$95,083

Income Taxes

Deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial and tax reporting purposes. The deferred tax asset of $587,727 as of December 31, 2005 consisted primarily of the income tax benefits from net operating losses. A valuation allowance has been recorded to partially offset the deferred tax asset as the Company believes it is more likely than not that the assets will be utilized. Significant components of the benefit for income taxes for the year ended December 31, 2005 are as follows:

2005
Current
Federal	$—
State	—
—
Deferred
Federal	(587,727)
State	—

Income tax expense (benefit)	$(587,727)

At December 31, 2005, the Company had federal tax net operating loss carry forwards of approximately $2,154,000. The federal and state tax loss carry forwards will begin to expire in 2015, unless previously utilized.

At December 31, 2005 deferred tax assets were recorded in the accompanying financial statements. The Company’s effective tax rate differs from the statutory rates associated with taxing jurisdictions because of permanent and temporary timing differences as well as a valuation allowance.

Pursuant to Internal Revenue Code Section 382, the Company’s use of its net operating loss carry forwards may be limited as a result of cumulative changes in ownership of more than 50% over a three year period.

Revenue Recognition

The Company recognizes construction contract revenues using the percentage-of-completion method, based on contract costs incurred to date compared with total estimated contract costs. The Company had previously recognized revenues on the completed-contract method.  That method was used because the typical contract is completed in three months or less with the actual performance of the services usually taking a week or less to complete, and financial position and results of operations in previous years did not vary significantly from those that would result using the percentage-of-completion method. However, this method has been changed to the percentage-of-completion method as a result of the material difference in 2005 from the completed contract method.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and supplies.  General and administrative costs are charged to expense as incurred.  Losses on uncompleted contracts are charged in the period in which such losses are determined.

Costs in excess of amounts billed are classified as current assets under costs in excess of billings on uncompleted contracts.  Billings in excess of costs are classified under current liabilities as billings in excess of costs on uncompleted contracts.

Employee Benefits

During 2004 the Company adopted a defined contribution plan and a 401(k) plan with participation available to all employees.   The Company matches $.50 for each dollar of employee contributions in the 401(k) plan and funds all contributions with cash.  The cost of this plan was $13,207 in 2005 and $2,794 in 2004.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual outcomes may differ from those estimates.  Estimates are used in the determination of allowances for doubtful accounts, depreciation and amortization, percentage of contract completion, the valuation for non-cash issuances of common stock employee benefit plan, income taxes and contingencies, among others.

Fair Value of Financial Instruments

The carrying amount of current assets and liabilities approximates fair value due to the relatively short maturity of these items.

NOTE 4.  INVENTORIES

Inventories include the following as of December 31, 2005 & 2004 respectfully:

December 31,	2005	2004

Roofing	$165,076	$429,452
Other (supplies, nails and vents)	—	—

Total inventories	$165,076	$429,452

NOTE 5.  UNCOMPLETED CONTRACTS

Amounts associated with uncompleted contracts which relate to recoverable costs and accrued profits not yet billed on contracts in process are classified as current assets, billings on uncompleted contracts in excess of incurred cost and accrued profits are classified as current liabilities. These costs and billings on uncompleted contracts are summarized as follows:

	2005	2004

Costs of Uncompleted Contracts in Excess of Related Billings

Costs incurred on uncompleted contracts	$878,063	$173,774
Billings incurred on uncompleted contracts	(323,653)	(76,709)

Costs of uncompleted contracts in excess of related billings	554,410	97,065

Billings on Uncompleted Contracts in Excess of Related Costs

Billings incurred on uncompleted contracts	$960,606	$1,502,769
Costs incurred on uncompleted contracts	(171,325)	(85,387)

Billings on uncompleted contracts in excess of related costs	$789,281	$1,417,382

NOTE 6.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment includes the following as of December 31:

December 31,	2005	2004

Machinery and equipment	$44,325	$23,786
Leasehold improvements and office equipment	272,313	202,617
Vehicles	151,150	244,642

Total property, plant and equipment	467,788	471,045

Less accumulated depreciation	(159,836)	(82,775)

Property, plant and equipment, net	$307,952	$388,270

Total depreciation expense amounted to $112,805 and $64,301 for the years ended December 31, 2005 and 2004, respectively.

Note 7.  Long-term Debt

Long-term debt includes the following as of December 31:

December 31,	2005	2004

Note Payable	$1,000,000	$—
Vehicle term loans (Interest rates vary between 3.9 – 8.75%)	53,166	183,384
Vendor note payable	100,000
Less current maturities of long-term debt	(1,118,275)	(34,443)

Total long term debt	$34,891	$148,941

Note payable

The Company entered into a bridge loan agreement for $1,000,000 private placement on September 2, 2005. Interest is computed at 6% per annum. This private placement initially is a convertible note that requires the Company to register 5,000,000 shares of stock through a 504 transaction within the state of Nevada to convert this note.  Upon failure to use best efforts to procure this registration, the note becomes convertible the later of October 31, 2005 or the 504 Nevada registration.

Vehicle Term Loans

The vehicle term loans represent vehicle-financing packages provided by Ford Credit and Chrysler Financial Corporation in which the Company purchased vehicles for its operations.  The loans mature in August 2008 and December 2009 and are secured by the vehicles.

Vendor Note Payable

On October 12, 2005 the Company’s Pinnacle Roofing subsidiary entered into a promissory note with Gulfeagle Supply, Inc to periodically pay for certain roofing material and supply purchases that had exhausted its payment terms. This is a six month note that has an expiration date of April 25, 2006.

Maturities on long-term debt are as follows:

2006	$1,118,275
2007	19,484
2008	15,407
2009	—
2010	—

Total maturities on long-term debt	$1,153,166

Non-cash Investing and Financing Transaction:

In August 2003, the Company entered into two vehicle installment purchase agreements with Ford Motor Company and Chrysler Financial respectively to finance two dual axel pickup trucks for $92,695.

In December 2004, the Company entered into an $111,547 installment purchase agreement with Mercedes-Benz Credit to finance a vehicle. Subsequently, in September 2005 the Company transferred this liability to an officer of the Company. The transferred liability represented a non cash source of $101,683.

NOTE 8.  INCOME TAXES

A reconciliation of the statutory income tax rates and the Company’s effective tax rate is as follows:

Year Ended December 31,	2005

Statutory U.S. federal rate	-34.00%
Permanent differences	-.34%
Timing differences	-3.30%
Valuation allowance	11.29%

Provision for income tax expense(benefit)	-26.35%

Through December 1, 2004, the date of the National Storm Management Services, Inc. reorganization, the operating entities were non-taxable entities for federal tax purposes.  As of the date of the reorganization, the operating entities non-taxable status was terminated and will be subject to federal income tax in future periods.

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

December 31,	2005

Deferred tax assets:
Loss carry forwards	$732,533
Other	107,077
Gross deferred tax assets	839,610

Valuation allowance	(251,883)

$587,727

As of December 31, 2005, the Company recorded a valuation allowance of $251,883 related to the deferred tax assets.

Income taxes for 2004 for National Storm Management Services, Inc. have not been provided for as the operating entities were separate LLC’s taxed as a partnership before the reorganization and reported all income and expenses on separate partnership tax returns. Under those provisions, National Storm Management Services, Inc. had no liability. Instead the owners of National Storm Management Services, Inc. are liable for income taxes on the respective share of National Storm Management Services, Inc. taxable income.

Note 9.  Leases

The Company leases certain buildings, machinery and equipment under operating leases which generally require the Company to pay taxes, insurance and maintenance expenses related to the leased property.  The leases for office and warehouse space all have lease extension renewal options for an added two to three years at fair market rent values.  Office equipment leases are classified as operating lease and have a term of three to five years.  The Company believes that in the normal course of business, leases will be renewed or replaced by other leases.  Total rental expense for all operating leases, including those with duration of less than one year, was $727,208 and $286,438 in 2005 and 2004, respectively.

Future minimum lease payments as of December 31, 2005 under operating leases having initial or remaining noncancellable terms in excess of one year are as follows:

Year ending December 31, 2005	Operating Leases

2006	$548,821
2007	207,961
2008	108,272
2009	51,783
2010	—
Thereafter	—

Total minimum lease payments	$916,838

The Company transferred a vehicle operating lease to one of the officers of the Company, in September of 2005. This represented a reduction in the total minimum lease payments of $153,099.

NOTE 10.  BACKLOG

The following schedule summarizes changes in backlog on contracts during the year ended December 31, 2005.  Backlog represents the amount of revenue the Company expects to realize from uncompleted contracts in progress at year end and from contractual agreements on which work has not yet begun:

Backlog balance at December 31, 2004	$4,906,911
New contracts during the year ended December 31, 2005	12,935,468
Less contract revenues earned during the year December 31, 2005	(15,153,760)

Backlog balance at December 31, 2005	$2,688,619

NOTE 11.  COMMITMENTS AND CONTINGENCIES

The Company received a Claim Form from Yellow Book USA dated June 17, 2005 seeking payment in the amount of $20,100 for advertising fees.  The Company also received a demand letter dated September 2, 2005 from Palm Beach Newspapers, Inc. demanding payment in the amount of $27,400 for advertising fees.  The Company acknowledges that is owes Palm Beach Newspapers and Yellow Book USA a portion, but not all, of the amounts demanded.  However, it is the Company’s belief that both Palm Beach Newspapers and Yellow Book extended the advertising service without the Company’s consent and the Company is disputing most of the amounts for which payment is being demanded.

A complaint was filed in the Circuit Court of Montgomery County, Alabama on March 10, 2006 by North McDonough Properties, LLC, formerly known as Alabama Roofing Supply, LLC, against the Company.  The complaint alleges that the Company has failed to pay for material and supplies provided by Alabama Roofing Supply.  Alabama Roofing Supply is

seeking actual damages in the amount of $55,600.  A complaint was also filed in the County Court of Hinds County, Mississippi on March 14, 2006 by Roofing Supply Group, Inc., doing business as Roofing Supply Group – Jackson, against Pinnacle Roofing, Inc.  Roofing Supply Group is seeking more than $131,100 in damages from the Company.  The Company has notified Roofing Supply Group – Jackson and Alabama Roofing Supply of the Company’s intent to make arrangements to pay each the amounts owed to them in full when the Company obtains additional financing. Have been in contact with their attorney over the last several weeks, and are working on payment arrangements. Warrant premium will cover entire balance.

A petition was filed in the County Court of Dallas County on March 22, 2006 by Trucolor, Inc. against the Company, National Storm Management Services, Inc., Barron Moore Holdings, Inc., Terry Kiefer and Thomas Bojadzijev.  The petition alleges that Barron Moore arranged a transaction between Trucolor and the Company in which the Company obtained a convertible promissory note from Trucolor in the amount of $1,000,000.  The terms of the promissory note allowed conversion of the debt into 5,000,000 shares of the Company at a value of $0.20 per share.  Trucolor alleges that the Company fraudulently diluted the existing shares of the Company’s stock thereby reducing the value of the collateral to secure the promissory note.  Trucolor is seeking actual and special damages, consequential and incidental compensatory damages, and punitive damages.  The Company believes this claim is without merit and intends to vigorously defend itself.  However, management is unable to predict the outcome of any litigation.

A complaint was filed in the District Court of the Fourth Judicial District Utah County on May 9, 2006 by Mark Hasson against the Company and others.  The complaint, Mark Hasson vs. A-Plus Lending Group, LLC, et al including National Storm Management, Inc., Case No. 060401449, alleges violations of the Federal Telephone Consumer Protection Act (TCPA), violations of the federal regulations promulgated thereunder, and violations of the Utah Telephone and Facsimile Solicitation Act (TFSA).  According to the complaint, on August 31, 2005, September 5, 2005 and September 8, 2005, the Company violated the TCPA, the regulations promulgated thereunder and the TFSA by willfully and knowingly using a telephone facsimile machine, computer, or other device to send an unsolicited advertisement to Mr. Hasson’s telephone facsimile machine.  Mr. Hasson is seeking statutory damages in the amount of $10,500.  The Company believes this claim is without merit and intends to vigorously defend itself.  However, management is unable to predict the outcome of any litigation.

A complaint was filed in the Marion County Superior Court on May 25, 2006 by Shelter Distribution, Inc. against the Company and others.  The complaint, Shelter Distribution, Inc. fka West Roofing & Supply, L.P. fka West Roofing & Supply Company, Inc. vs. Pinnacle Roofing, Inc. and KSMS – Illinois, LLC d/b/a ABC Exteriors, alleges that the Company owes Shelter Distribution $290,600 for goods and/or services provided to the Company, together with interest at a rate of 18% per annum from the date of the action.  The Company intends to make arrangements with West Roofing & Supply to settle this complaint.

NOTE 12.  SIGNIFICANT CUSTOMERS AND SUPPLIERS

The Company derives a significant portion of its revenue from operations in Minnesota.  The Minnesota revenue is heavily dependent upon an agreement with Westurn Cedar Supply, Inc. (Westurn).  Under the agreement, the Company is able to solicit storm restoration customers via phone and door-to-door solicitations under the licensed trade name of Westurn Roofing & Siding.  The Company pays Westurn a fee for the ability to use this trade name.

Temporary shortages or disruptions in the supply of materials or the availability of transportation can occur from time to time from a variety of causes.  In addition, the supply of roofing labor is sensitive to economic and competitive conditions and demand for roofing services.

NOTE 13.  RECLASSIFICATIONS

Certain amounts reported in previous years have been reclassified to conform to the fiscal 2005 presentation. These reclassifications had no impact on reported net income.

NOTE 14.  EMBEZZLEMENT

Included in other income (expense), as disclosed below, are amounts related to the misappropriation of funds by the Company’s former Ohio and Maryland operation bookkeeper. The Company discovered the embezzlement during an internal audit of records in early March of 2004. Other individuals colluded in the scheme with the former bookkeeper. . The Company has taken steps to segregate duties and implement controls in an effort to avoid problems such as this type from reoccurring. The Franklin County Court found the bookkeeper guilty of theft and awarded the Company $30,000 in restitution payments over a four-year period. The Company is working diligently with the Franklin County Ohio Prosecutors Office in regards to the other individuals.

	2005	2004

Employee	$—	$18,533
Restitution	(340)	(14,975)
Others	—	39,291

Total	$(340)	$42,849

NOTE 15.  MATERIAL CONTRACTS

In conjunction with the merger, the Company granted an option to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $0.75 per share for a period of three years, to Shocker 100 Index, LP, a limited partnership, in which Interim Capital Corp. is the general partner.  The option was granted for investment banking services provided by Interim Capital Corp related to the merger.   See also a description of the agreement between the Company and Westurn Cedar Supply, Inc. described in Note 12 above.

NOTE 16.  SEGMENT REPORTING

The Company considers itself to be operating in one business segment, the exterior repair and remodeling construction business. This activity represents essentially all of the significant revenue generated by the Company.

NOTE 17.  CAPITAL STOCK ACTIVITY

The Company’s Articles of Incorporation authorizes the issuance of 200,000,000 shares of common stock, $0.0001 par value per share, of which 49,113,903 were outstanding as of December 31, 2005.

On February 24, 2005, Terry Kiefer, the Company’s current CEO, sold all 1,236,614 shares of National Storm Management Services, Inc.’s common stock to the Company in exchange for 34,000,000 newly issued shares of the Company’s common stock.  Concurrently with the Company’s purchase of National Storm Management Services, Inc., the  former majority owner of the Company transferred 24,000,000 shares of the Company’s common stock to the Company in exchange for payment of $30,000 by Interim Capital Corp. and the Company cancelled these shares.  The remaining stockholders of the Company retained their 6,000,000 shares of common stock.  As a result of these transactions,  the Company had 40,000,000 outstanding shares of common stock, Mr. Kiefer owned 85% of the Company, the remaining stockholders owned 15% of the Company and the Company became the sole owner of National Storm Management Services, Inc.  On the same day as the stock sale, the Company granted an option to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $0.75 to Shocker 100 Index, LP, in which Interim Capital Corp. is the general partner.

This acquisition by National Storm Management, Inc. (formerly The 18th Letter Inc.) of National Storm Management Services, Inc. was treated as a recapitalization of National Storm Management Services, Inc. and all equity transactions have been revised to reflect the recapitalization. As a result of the acquisition, the stockholders of National Storm Management Services, Inc. received 85% of the then issued and outstanding common stock of the Company on a fully diluted basis, which resulted in National Storm Management Services, Inc. being treated as the accounting acquirer and thus the operations and the financial statements of National Storm Management Services, Inc. prior to the acquisition have become those of the Company.

Stock Options, warrants or similar securities

In conjunction with the stock sale, the Company granted an option to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $0.75 per share for a period of three years, to Shocker 100 Index, LP, and a limited partnership, in which Interim Capital Corp. is the general partner.  The option was granted for investment banking services previous by Interim Capital Corp related to stock sale.  In addition, 18,000,000 shares of the Company’s common stock are reserved for issuance under a nonqualified stock option plan that was adopted on May 1, 2005.

In August 2005, the Company issued 800,000 shares of restricted common stock in exchange for approximately $208,000 in services to be provided by consultants to the company.  The Company believes this issuance of securities is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering, or under Rule 506 of Regulation D promulgated under the Securities Act.

On September 19, 2005 the Company satisfied its obligation of $500,000 to TB & Associates through the issuance of 6,000,000 shares of common stock. The Company had recorded this liability as other long term liability.

The Company entered into an agreement with Ischian Holdings, Ltd, a BVI International Business Company, to selling stock through a Regulation S filing. The Company agreed to issue and sell common stock in an offshore transaction negotiated outside the U.S. and to be consummated and closed outside the U.S. This transaction was terminated on September 21, 2005. To date the Company has sold 1,313,903 common shares.

On December 28, 2005 the Company sold 1,000,000 shares of common stock at a price of $0.15 per common share to Nite Capital, L.P. This transaction also included common stock purchase warrants up to 1,000,000 shares at a strike price of $0.20 per common share. The Company believes this issuance of securities is exempt from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) of the Act as transactions by an issuer not involving any public offering, or under SEC Rule 506.

On February 10, 2006 the Company sold to TJ Management Group, LLC, 1,282,051 shares of common stock at $0.0743 per common share.  This offering was conducted in reliance upon the exemption from the registration requirements of the Act set forth under SEC Rule 504 of Regulation D and Sections 5.1.T and 7 of the Texas Administrative Code and Regulations.

On March 8, 2006 the Company sold to Diller Investments LLC  5,000,000 shares of unrestricted common stock at $0.0408 per common share.  This offering was conducted in reliance upon the exemption from the registration requirements of the Act of set forth under SEC Rule 504 of Regulation D and Sections 5.1.T and 7 of the Texas Administrative Code and Regulations.

NOTE 18.  UNAUDITED SUBSEQUENT EVENTS

The Company conducted the following common stock sales in reliance upon the exemption from the registration requirements of the Securities Act as set forth under SEC Rule 504 of Regulation D and Sections 5.1.T and 7 of the Texas Administrative Code and Regulations:

•                    On February 10, 2006 the Company sold 1,282,051 shares of common stock to TJ Management Group, LLC at $0.0743 per share resulting in gross proceeds of $95,250.

•                    On March 8, 2006 the Company LLC sold 5,000,000 shares of common stock to Diller Investments at $0.0408 per share resulting in gross proceeds of $203,751.

•                    On May 3, 2006, the Company sold 1,250,000 shares of common stock  to TJ Management Group, LLC to sell at $0.0571 per share resulting in gross proceeds of $71,430.

•                    On May 15, 2006 the Company sold 476,190 shares of common stock to TJ Management Group,7 LLC at $0.10 per share resulting in gross proceeds of $47,600.

•                    On June 12, 2006 the Company sold 4,000,000 shares of common stock to Diller Investments LLC to sell at $0.0635 per share resulting in gross proceeds of $225,000.

The Company conducted the following common stock sales in reliance upon the exemption from the registration requirements of the Securities Act set forth under SEC Rule 504 of Regulation D and utilizing Section 80A.15, Subdivision 2 of the State of Minnesota Administrative Code and Regulations for sale to Minnesota residents:

•                    On April 3, 2006 the Company sold 416,666 shares of common stock to Mazuma Corp. at $0.0552 per share resulting in gross proceeds of $23,000.

•                    On April 5, 2006 the Company sold 481,321 shares of common stock to Mazuma Corp. at $0.0561 per share resulting in gross proceeds of $27,000.

•                    On April 13, 2006 the Company sold 525,000 shares of common stock to Mazuma Corp. at $0.0580 per share resulting in gross proceeds of $30,450.

•                    On April 24, 2006 the Company sold 600,000 shares of common stock to Mazuma Corp. at $0.06 per share resulting in gross proceeds of $36,000.

•                    On May 3, 2006, the Company sold 500,000 shares of common stock to Mazuma Corp. at $0.06 per share resulting in gross proceeds of $30,000.

•                    On May 3, 2006, the Company sold 1,071,428 shares of common stock to Mazuma Corp. at $0.07 per share resulting in gross proceeds of $75,000.

•                    On May 12, 2006 the Company sold 600,000 shares of common stock to Mazuma Corp. at $0.125 per share resulting in gross proceeds of $75,000.

NOTE 19.  RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB revised FAS 123 through the issuance of FAS No. 123-R “Share Based Payment”, revised (“FAS 123-R”).  FAS 123-R is effective for the Company commencing July 1, 2005.  FAS 123-R, among other things, eliminates the alternative to use the intrinsic value method of accounting for stock based compensation and requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions).

The fair value based method in FAS 123-R is similar to the fair-value-based method in FAS 123 in most respects, subject to certain key differences.  Because there are no remaining unvested ABP25 grants as of the adoption date and management does not believe that there will be significant change in the valuation methodologies, the Company does not anticipate that the adoption of FAS 123-R will have a material impact on the financial position or results of operations of the Company.

NOTE 20.  CORRECTED FINANCIAL REPORT

The Company misstated a long-term contractual obligation that had been incurred by its KSMS- Missouri LLC subsidiary in 2001 for investment banking related services.  This convertible consulting agreement came to the attention of the Company in September of 2005.

National Storm Management, Inc.
CONSOLIDATED BALANCE SHEET
March 31, 2006

	Unaudited	Audited
	2006	2005
	March 31,	December 31,
ASSETS
Current assets:
Cash	$888	$41,150
Accounts receivable (less respective allowances)	698,999	664,984
Inventories	149,202	165,076
Management & Salesman Advances	47,319	70,010
Cost in excess of billings	480,176	554,410
Prepaid Expenses	49,874	45,223
Other current assets	155,121	180,114
Total current assets	$1,581,579	$1,720,967

Property, plant and equipment	$477,086	$467,788
Less: Accumulated depreciation and amortization	172,073	159,836
Property, plant and equipment - net	305,013	307,952

Goodwill	5,000	5,000
Deferred tax asset - net of valuation allowance	848,727	587,727
Other	96,004	97,004
Total assets	$2,836,323	$2,718,650

LIABILITIES AND STOCKHOLDER EQUITY
Current liabilities:
Current maturities of long-term debt	$1,103,613	$1,118,275
Accounts payable - trade	1,780,073	1,654,690
Other current liabilities	112,309	76,254
Deferred intangible payments	—	—
Billings in excess of costs	870,205	789,281
Total current liabilities	$3,866,200	$3,638,500

Non-current Liabilities:
Term loan, net of current portion	$26,946	$34,891
Other long-term obligations	107,500	—
Total long term debt	$134,446	$34,891

Long-term deferred tax liability	$—	$—
Commitments and contingencies	—	—
Total liabilities	$4,000,646	$3,673,391
Stockholder Equity:

Common Stock 55,470,954 and 49,113,903 issued and outstanding	55,471	49,114
Additional paid in capital	1,539,368	1,142,484
Retained earnings (deficit)	(2,759,162)	(2,146,339)
Total Liabilities and Stockholders’ Equity	$2,836,323	$2,718,650

National Storm Management, Inc.
CONSOLIDATED STATEMENT OF INCOME
March 31, 2006
** UNAUDITED **

	Three Months Ended March 31,
	2006	2005
REVENUES:
Net trade sales	$2,294,510	$4,988,781

OPERATING COST AND EXPENSES:
Cost of product sold	$1,526,934	$3,055,100
Selling, administrative, and general	1,593,053	1,667,840
Depreciation and amortization	12,237	70,451
	$3,132,224	$4,793,391

INCOME FROM OPERATIONS	$(837,714)	$195,390

Interest expense	(29,078)	(1,351)
Costs associated with reorganization and merger	—	—
Other income (loss)	1,210	322

Income before income taxes and extraordinary gain	$(865,582)	$194,361
Provision (Benefit) for income taxes	(252,758)	—

NET INCOME (LOSS)	$(612,824)	$194,361

Basic Earnings per Share:
Weighted -average shares	$(0.01)	$0.00
Effective of dilutive shares	0.00	—
Net earnings (loss)	$(0.01)	$0.00

National Storm Management, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS
March 31, 2006
** UNAUDITED **
(dollars in thousands)

	Three Months Ended March 31, 2006
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(612,824)	$194,361

Adjustments to reconcile net income / (loss) to net cash provided by (used for) operating activities:
Depreciation, and amortization	12,237	70,451
Allowance for doubtful accounts	—	—
Deferred tax benefit	(261,000)	—
Stock and stock options issued for professional fees	9,375	—
Changes in components of working capital:	—	—
(Increase) decrease in accounts receivable - net	(34,015)	43,846
(Increase) decrease in inventories	15,874	255,902
(Increase) decrease in advances	22,691	(53,295)
(Increase) decrease in other current assets	155,158	(749,020)
Increase (decrease) in cost in uncompleted contracts	21,342	(38,346)
Increase (decrease) in accounts payable	125,383	397,136
Increase (decrease) in other current liabilities	36,055	(43,391)
Other, net	—	—
Net cash provided by (used for) operating activities	$(509,724)	$77,644

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	$(9,298)	$(42,604)
Proceeds from dispositions of property, plant and equipment	—	—
Increase (decrease) in other long-term liabilities	107,500	—
Business acquisition	—	(75,001)
Net cash provided by (used in) investing activities	$98,202	$(117,605)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions paid owner	$—	$—
Issuance of common stock	393,867	30,000
Increase (decrease) in term loan	(22,607)	(4,810)
Increase (decrease) in Note payable	—	—
Net cash provided by (used in) financing activities	$371,260	$25,190

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(40,262)	$(14,771)
Cash and cash equivalents, beginning of period	41,150	72,643
Cash and cash equivalents, end of period	888	57,872
	$—	$—

Cash interest paid for the periods presented:	$29,078	$1,351
Cash taxes paid for the periods presented:	$—	$—

National Storm Management, Inc.
CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY
March 31, 2006
** UNAUDITED **

	Shares	Common Stock Par Value	Additional Paid in Capital	Retained Earnings	Stockholders Equity
Balance, January 1, 2004	25,751,670	$25,752		$(314,052)	$(288,300)
Net income				65,952	65,952
Dividends paid – owners discretionary draw				(247,915)	(247,915)
Common stock issued in connections with new entities	8,248,330	8,248		(8,248)	—
Balance, December 31, 2004	34,000,000	$34,000		$(504,263)	$(470,263)
Issuance of stock options for professional fees	6,800,000	6,800	746,200		753,000
Acquisition of assets of N.S.M. Inc	6,000,000	6,000	(1,000)	—	5,000
Common stock issued	2,313,903	2,314	397,284	—	399,598
Net income				(1,642,075)	(1,642,075)
Balance, December 31, 2005	49,113,903	$49,114		(2,146,338)	$(954,740)
Issuance of stock options for professional fees	—	—	—	—	—
Common stock issued	6,357,051	6,357	396,884	—	403,241
Net income				(612,824)	(612,824)
Balance, March 31, 2006	55,470,954	$55,471	$396,884	$(2,759,162)	$(1,164,323)

National Storm Management, Inc. and subsidiaries
March 31, 2006 notes to financial statements

Note 1 – Basis of presentation

The accompanying consolidated balance sheet as of June 30, 2006, the consolidated statements of operations and cash flows for the three months ended March 31, 2006 and 2005 and the consolidated statement of changes in stockholders’ equity for the three months ended March 31, 2006 are unaudited.  The data disclosed in the notes to the consolidated financial statements for those periods is also unaudited.  In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the position of the interim period.  Interim operating results are not necessarily indicative of results for the full year.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations relating to the interim financial statements.

National Storm Management, Inc., formerly The 18th Letter Inc., was formed on March 12, 2002, as a New York corporation. This entity became a non-reporting shell company, defined as inactive, with minimal assets or liabilities. On September 10, 2004 the shareholders and Board of Directors approved a merger by and between The 18th Letter, Inc. , a New York corporation and The 18th Letter, Inc. Merger Sub (the “Surviving Entity”), a Nevada corporation. The merger was done for the sole and exclusive purpose of changing its domicile from New York to Nevada. All provisions extant in the Company’s constituent documents remained in force and effect and the directors and officers of the Company remained in position or office.  The current shareholders of the Company became shareholders of the Surviving Entity with the same ownership, whether by shares or percentage, as held in the Company. Immediately upon the effectiveness of the merger the name of the company was approved to change to National Storm Management, Inc.

National Storm Management Services, Inc. was formed on December 19, 2000.  On February 24, 2005, Terry Kiefer, the Company’s current CEO, sold all 1,236,614 shares of National Storm Management Services, Inc.’s common stock to the Company in exchange for 34,000,000 newly issued shares of the Company’s common stock.  Concurrently with the Company’s purchase of National Storm Management Services, Inc., the former majority owner of the Company transferred 24,000,000 shares of the Company’s common stock to the Company in exchange for payment of $30,000 by Interim Capital Corp. and the Company cancelled these shares.  The remaining stockholders of the Company retained their 6,000,000 shares of common stock.  As a result of these transactions, the Company had 40,000,000 outstanding shares of common stock, Mr. Kiefer owned 85% of the Company, the remaining stockholders owned 15% of the Company and the Company became the sole owner of National Storm Management Services, Inc.  On the same day as the stock sale, the Company granted an option to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $0.75 to Shocker 100 Index, LP, in which Interim Capital Corp. is the general partner.

This acquisition by the Company of National Storm Management Services, Inc. was treated as a recapitalization of National Storm Management Services, Inc. and all equity transactions have been revised to reflect the recapitalization. As a result of the acquisition, the stockholder of National Storm Management Services, Inc. received 85% of the then issued and outstanding common stock of the Company on a fully diluted basis, which resulted in National Storm Management Services, Inc. being treated as the accounting acquirer and thus the operations and the financial statements of National Storm Management Services, Inc. prior to the acquisition have become those of the Company, the surviving legal entity.

Note 2 – Accounts receivable

Accounts receivable is recorded at net of $698,999 includes an allowance of $41,498. The Company did not record any bad debt expense for the three month period ending March 31, 2006 and did not write off any uncollectible amounts for the three month period.

Note 3 – Fixed assets

Fixed assets are recorded at cost. Depreciation is computed using the straight-line method. Estimated service lives of fixed assets vary based on classification from 3-20 years.

As of March 31, 2005, the Company had fixed assets totaling $477,086 and accumulated depreciation of $172,073. The Company recorded depreciation expense of $12,237 during the three month period ended March 31, 2006.

Note 4 – Goodwill

The was not any Goodwill amortization for the three month period ended March 31, 2006.

Note 5 – Term loans

March 31,	2006
Note payable	$1,000,000
Vendor note payable	83,333
Vehicle term loans (Interest rates vary between 3.9 – 8.75%)	47,226
Less current maturities of long-term debt	1,103,613
Total long term debt	$26,946

The Company entered into a bridge loan agreement for $1,000,000 private placement on September 2, 2005. Interest is computed at 6% per annum. This private placement initially is a convertible note that requires the Company to register 5,000,000 shares of stock through a 504 transaction within the state of Nevada to convert this note, failure to use best efforts to procure this registration, the note becomes due the later of October 31, 2005 or the 504 Nevada registration.

The vehicle term loans represent vehicle-financing packages provided by Ford Credit and Chrysler Financial Corporation in which the Company purchased vehicles for its operations. The loans mature in August 2008 and December 2009 and are secured by the vehicles.

On October 12, 2005 the Company’s Pinnacle Roofing subsidiary entered into a promissory note with Gulfeagle Supply, Inc to periodically pay for certain roofing material and supply purchases that had exhausted its payment terms. This is a six month note that has an expiration date of April 25, 2006. The Company has made arrangements to extend this note.

Note 6 – Leases

Future minimum lease payments, under operating leases having initial or remaining noncancellable terms in excess of one year are as follows:

Year ending March 31,	Operating Leases

2007	$207,961
2008	108,272
2009	51,783
2010	—
Thereafter	—

Total minimum lease payments	$368,016

Note 7 – Other Long Term Liability

The sole component of this classification represents an advance of funds by an investment group to assist the Company in its obtaining additional financing.

Note 8 – Income taxes

Deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial and tax reporting purposes. The deferred tax asset of $848,727 as of March 31, 2006 consisted primarily of the income tax benefits from net operating losses. A valuation allowance has been recorded to partially offset the deferred tax asset as the Company believes it is more likely than not that the assets will be utilized. Significant components of the benefit for income taxes for the year ended December 31, 2005 are as follows:

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

December 31,	2005

Deferred tax assets:
Loss carry forwards	$1,082,533
Other	107,077
Gross deferred tax assets	1,189,610

Valuation allowance	(340,883)

$848,727

As of March 31, 2005, the Company increases the recorded a valuation allowance by 89,000 bringing the total to $340,883 related to the deferred tax assets.

At March 31, 2006 deferred tax assets were recorded in the accompanying financial statements. The Company’s effective tax rate differs from the statutory rates associated with taxing jurisdictions because of permanent and temporary timing differences as well as a valuation allowance.

Note 9 – Commitments and Contingencies

The Company received a Claim Form from Yellow Book USA dated June 17, 2005 seeking payment in the amount of $20,100 for advertising fees. The Company also received a demand letter dated September 2, 2005 from Palm Beach Newspapers, Inc. demanding payment in the amount of $27,400 for advertising fees. The Company acknowledges that is owes Palm Beach Newspapers and Yellow Book USA a portion, but not all, of the amounts demanded. However, it is the Company’s belief that both Palm Beach Newspapers and Yellow Book extended the advertising service without the Company’s consent and the Company is disputing most of the amounts for which payment is being demanded.

A complaint was filed in the Circuit Court of Montgomery County, Alabama on March 10, 2006 by North McDonough Properties, LLC, formerly known as Alabama Roofing Supply, LLC, against the Company. The complaint alleges that the Company has failed to pay for material and supplies provided by Alabama Roofing Supply. Alabama Roofing Supply is seeking actual damages in the amount of $55,600. The Company also received a demand letter dated March 10, 2006 from Stroop Construction Law Firm, P.A. demanding payment due to Premium Roofing Supply, LLC in the amount of $21,100 plus accrued interest. A complaint was also filed in the County Court of Hinds County, Mississippi on March 14, 2006 by Roofing Supply Group, Inc., doing business as Roofing Supply Group – Jackson, against Pinnacle Roofing, Inc. Roofing Supply Group is seeking more than $131,100 in damages from the Company. The Company has notified Roofing Supply Group – Jackson, Alabama Roofing Supply and Premium Roofing Supply of the Company’s intent to make arrangements to pay each the amounts owed to them in full when the Company obtains additional financing. Have been in contact with their attorney over the last several weeks, and are working on payment arrangements.

A petition was filed in the County Court of Dallas County on March 22, 2006 by Trucolor, Inc. against the Company, National Storm Management Services, Inc., Barron Moore Holdings, Inc., Terry Kiefer and Thomas Bojadzijev. The petition alleges that Barron Moore arranged a transaction between Trucolor and the Company in which the Company obtained a convertible promissory note from Trucolor in the amount of $1,000,000. The terms of the promissory note allowed conversion of the debt into 5,000,000 shares of the Company at a value of $0.20 per share. Trucolor alleges that the Company fraudulently diluted the existing shares of the Company’s stock thereby reducing the value of the collateral to secure the promissory note. Trucolor is seeking actual and special damages, consequential and incidental compensatory damages, and punitive damages. The Company believes this claim is without merit and intends to vigorously defend itself. However, management is unable to predict the outcome of any litigation.

Note 10 – Stockholder equity

Earnings per Share

The basic earnings (loss) per share is calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares during the year. The Company’s Articles of Incorporation authorizes the issuance of 200,000,000 shares of common stock, $0.0001 par value per share, of which 55,470,954 were outstanding as of March 31, 2006.

Recapitalization

The Company completed an acquisition on February 24, 2005 through the exchange of all of the outstanding 1,236,614 shares of National Storm Management Services, Inc. (“NSMS”) in return for 34,000,000 shares of National Storm Management, Inc. (formerly known as 18th Letter Inc.) (“NSM”). At the time of the merger, the 18th Letter, Inc. was a public shell company listed on the “Pink Sheets” with virtually no operations, assets or liabilities. In conjunction with the merger, 24,000,000 shares from the previous majority owner of National Storm Management, Inc. were cancelled. Upon completion of the merger, the total common stock outstanding was 40,000,000 shares. As a result of this merger, NSM is the legal acquirer and surviving entity but NSMS is considered the accounting acquirer since its shareholders obtained the controlling interest in NSM.

Stock Options, warrants or similar securities

In conjunction with the merger, the Company granted an option to purchase 2,000,000 shares of NSM’s common stock at an exercise price of $0.75 per share for a period of three years, to Shocker 100 Index, LP, and a limited partnership, in which Interim Capital Corp. is the general partner. The option was granted for investment banking services previous by Interim Capital Corp related to merger. In addition, 18,000,000 shares of the Company’s common stock was reserved for issuance under a nonqualified stock option plan was adopted on May 1, 2005.

On February 10, 2006 the Company sold to TJ Management Group, LLC, 1,282,051 shares of unrestricted common stock at $0.078 per common share. This offering was conducted in reliance upon the exemption from the registration requirements of the Act set forth under SEC Rule 504 of Regulation D and Sections 5.1.T and 7 of the Texas administrative Code and Regulations.

On March 8, 2006 the Company sold to Diller Investments LLC 5,000,000 shares of unrestricted common stock at $0.0408 per common share. This offering was conducted in reliance upon the exemption from the registration requirements of the Act of set forth under SEC Rule 504 of Regulation D and Sections 5.1.T and 7 of the Texas administrative Code and Regulations.

National Storm Management, Inc.

CONSOLIDATED BALANCE SHEET

June 30, 2006

	Unaudited	Audited
	2006	2005
	June 30,	December 31,

ASSETS
Current assets :
Cash	$21,375	$41,150
Accounts receivable (less respective allowances)	1,264,593	664,984
Inventories	175,509	165,076
Management & Salesman Advances	37,299	70,010
Cost in excess of billings	320,421	554,410
Prepaid Expenses	145,332	45,223
Other current assets	86,009	180,114
Total current assets	$2,050,538	$1,720,967

Property, plant and equipment	$486,705	$467,788
Less: Accumulated depreciation and amortization	209,678	159,836
Property, plant and equipment - net	277,027	307,952

Goodwill	5,000	5,000
Deferred tax asset - net of valuation allowance	848,727	587,727
Other	79,257	97,004
Total assets	$3,260,549	$2,718,650

LIABILITIES AND STOCKHOLDER EQUITY
Current liabilities :
Current maturities of long-term debt	$1,081,363	$1,118,275
Accounts payable - trade	1,507,769	1,654,690
Other current liabilities	34,198	76,254
Deferred intangible payments	—	—
Billings in excess of costs	1,133,669	789,281
Total current liabilities	$3,756,999	$3,638,500

Non-current Liabilities:
Term loan, net of current portion	$26,836	$34,891
Other long-term obligations	107,500	—
Total long term debt	$134,336	$34,891

Long-term deferred tax liability	$—	$—
Commitments and contingencies	—	—
Total liabilities	$3,891,335	$3,673,391

Stockholders’ Equity :
Common Stock 65,624,876 and 49,113,903 issued and outstanding	65,625	49,114
Additional paid in capital	2,552,849	1,142,484
Retained earnings (deficit)	(3,249,260)	(2,146,339)
Total Liabilities and Stockholders’ Equity	$3,260,549	$2,718,650

National Storm Management, Inc.

CONSOLIDATED STATEMENT OF INCOME

June 30, 2006

** UNAUDITED **

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
REVENUES:
Net trade sales	$2,200,052	$3,840,643	$4,494,562	$8,829,424

OPERATING COST AND EXPENSES:
Cost of product sold	$974,500	$2,521,423	$2,501,434	$5,576,523
Selling, administrative, and general	1,659,041	1,702,635	3,252,094	3,370,475
Depreciation and amortization	40,432	48,070	52,669	118,521
	$2,673,973	$4,272,128	$5,806,197	$9,065,519

INCOME (LOSS) FROM OPERATIONS	$(473,921)	$(431,485)	$(1,311,635)	$(236,095)

Interest expense	(21,950)	(1,030)	(51,028)	(2,381)
Costs associated with reorganization and merger	—	—	—	—
Other income (loss)	(826)	(12,986)	384	(12,664)

Income (loss) before income taxes and extraordinary gain	$(496,697)	$(445,501)	$(1,362,279)	$(251,140)
Provision (Benefit) for income taxes	(6,599)	—	(259,357)	—

NET INCOME (LOSS)	$(490,098)	$(445,501)	$(1,102,922)	$(251,140)

Basic Earnings per Share:
Weighted -average shares	$(0.01)	$(0.01)	$(0.02)	$(0.01)
Effective of dilutive shares	0.00	—	0.00	—
Net earnings (loss)	$(0.01)	$(0.01)	$(0.02)	$(0.01)

National Storm Management, Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

June 30, 2006

**UNAUDITED**

	Six Months Ended
	June 30,
	2006	2005
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES :
Net income (loss)	$(1,102,922)	$(251,140)

Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities :
Depreciation, and amortization	52,669	118,521
Allowance for doubtful accounts	—	—
Deferred tax benefit	(261,000)	—
Stock and stock options issued for professional fees	9,375	—
Changes in components of working capital:	—	—
(Increase) decrease in accounts receivable - net	(599,609)	177,923
(Increase) decrease in inventories	(10,433)	300,452
(Increase) decrease in advances	32,711	(113,995)
Increase (decrease) in cost in uncompleted contracts	578,377	(687,929)
(Increase) decrease in other current assets	17,142	(79,983)
Increase (decrease) in accounts payable	(146,921)	629,315
Increase (decrease) in other current liabilities	(42,056)	(12,070)
Other, net	—	—
Net cash provided by (used for) operating activities	$(1,472,667)	$81,094

CASH FLOWS FROM INVESTING ACTIVITIES :

Capital expenditures	$(27,143)	$(53,040)
Proceeds from dispositions of property, plant and equipment	—	—
Increase (decrease) in other long-term liabilities	107,500	—
Business acquisition	—	(100,000)
Net cash provided by (used in) investing activities	$80,357	$(153,040)

CASH FLOWS FROM FINANCING ACTIVITIES :
Distributions paid owner	$—	$—
Issuance of common stock	1,417,502	30,000
Increase (decrease) in term loan	(44,967)	(10,422)
Increase (decrease) in Note payable	—	—
Net cash provided by (used in) financing activities	$1,372,535	$19,578

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(19,775)	$(52,368)
Cash and cash equivalents, beginning of period	41,150	72,643
Cash and cash equivalents, end of period	21,375	20,275
	$—	$—

Cash interest paid for the periods presented:	$51,028	$2,381
Cash taxes paid for the periods presented:	$—	$—

National Storm Management, Inc.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

June 30, 2006

**UNAUDITED**

		Common Stock	Additional	Retained	Stockholders’
	Shares	Par Value	Paid in Capital	Earnings	Equity
Balance, January 1, 2004	25,751,670	$25,752		$(314,052)	$(288,300)
Net income				65,952	65,952
Dividends paid – owners discretionary draw				(247,915)	(247,915)
Common stock issued in connections with new entities	8,248,330	8,248		(8,248)	—
Balance, December 31, 2004	34,000,000	$34,000		$(504,263)	$(470,263)
Issuance of stock options for professional fees	6,800,000	6,800	746,200		753,000
Acquisition of assets of N.S.M. Inc	6,000,000	6,000	(1,000)	—	5,000
Common stock issued	2,313,903	2,314	397,284	—	399,598
Net income (loss)				(1,642,075)	(1,642,075)
Balance, December 31, 2005	49,113,903	$49,114	1,142,484	(2,146,338)	$(954,740)
Issuance of stock options for professional fees	—	—	—	—	—
Common stock issued	16,510,973	16,511	1,410,365	—	1,426,876
Net income (loss)				(1,102,922)	(1,102,922)
Balance, June 30, 2006	65,624,876	$65,625	$2,552,849	$(3,249,260)	$(630,786)

National Storm Management, Inc. and subsidiaries
June 30, 2006 notes to financial statements

Note 1 – Basis of presentation

The accompanying consolidated balance sheet as of June 30, 2006, the consolidated statements of operations and cash flows for the three and six months ended June 30, 2006 and 2005 and the consolidated statement of changes in stockholders’ equity for the six months ended June 30, 2006 are unaudited. The data disclosed in the notes to the consolidated financial statements for those periods is also unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary to present fairly the position of the interim period. Interim operating results are not necessarily indicative of results for the full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations relating to the interim financial statements.

National Storm Management, Inc., formerly The 18th Letter Inc, was formed on March 12, 2002, as a New York corporation. This entity became a non-reporting shell company, defined as inactive, with minimal assets or liabilities. On September 10, 2004 the shareholders and Board of Directors approved a merger by and between The 18th Letter, Inc. , a New York corporation and The 18th Letter, Inc. Merger Sub (the “Surviving Entity”), a Nevada corporation. The merger was done for the sole and exclusive purpose of changing its domicile from New York to Nevada. All provisions extant in the Company’s constituent documents remained in force and effect and the directors and officers of the Company remained in position or office. The current shareholders of the Company became shareholders of the Surviving Entity with the same ownership, whether by shares or percentage, as held in the Company. Immediately upon the effectiveness of the merger the name of the company was approved to change to National Storm Management, Inc.

National Storm Management Services, Inc. was formed on December 19, 2000. On February 24, 2005, Terry Kiefer, the Company’s current CEO, sold all 1,236,614 shares of National Storm Management Services, Inc.’s common stock to the Company in exchange for 34,000,000 newly issued shares of the Company’s common stock. Concurrently with the Company’s purchase of National Storm Management Services, Inc., the former majority owner of the Company transferred 24,000,000 shares of the Company’s common stock to the Company in exchange for payment of $30,000 by Interim Capital Corp. and the Company cancelled these shares. The remaining stockholders of the Company retained their 6,000,000 shares of common stock. As a result of these transactions, the Company had 40,000,000 outstanding shares of common stock, Mr. Kiefer owned 85% of the Company, the remaining stockholders owned 15% of the Company and the Company became the sole owner of National Storm Management Services, Inc. On the same day as the stock sale, the Company granted an option to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $0.75 to Shocker 100 Index, LP, in which Interim Capital Corp. is the general partner.

This acquisition by the Company of National Storm Management Services, Inc. was treated as a recapitalization of National Storm Management Services, Inc. and all equity transactions have been revised to reflect the recapitalization. As a result of the acquisition, the stockholder of

National Storm Management Services, Inc. received 85% of the then issued and outstanding common stock of the Company on a fully diluted basis, which resulted in National Storm Management Services, Inc. being treated as the accounting acquirer and thus the operations and the financial statements of National Storm Management Services, Inc. prior to the acquisition have become those of the Company, the surviving legal entity.

Note 2 – Accounts receivable

Accounts receivable is recorded at net of $1,264,593 includes an allowance of $44,230. The Company recorded $24,975 in bad debt expense for the three and six month period ending June 30, 2006 and wrote off $24,975 in uncollectible amounts for the six month period.

Note 3 – Fixed assets

Fixed assets are recorded at cost. Depreciation is computed using the straight-line method. Estimated service lives of fixed assets vary based on classification from 3-20 years.

As of June 30, 2006, the Company had fixed assets totaling $486,705 and accumulated depreciation of $209,678. The Company recorded depreciation expense of $40,432 and $ 52,669 during the three and six month period ended June 30, 2006.

Note 4 – Goodwill

There was not any Goodwill amortization for the three and six month period ended June 30, 2006.

Note 5 – Term loans

June 30,	2006
Note payable	$1,000,000
Vendor note payable	62,483
Vehicle term loans (Interest rates vary between 3.9 – 8.75%)	45,716
Less current maturities of long-term debt	1,081,363
Total long term debt	$26,836

The Company entered into a bridge loan agreement for $1,000,000 private placement on September 2, 2005. Interest is computed at 6% per annum. This private placement involved the sale of a convertible note that requires the Company to register 5,000,000 shares of stock through a Rule 504 transaction within the state of Nevada. The note becomes due the later of October 31, 2005 or the effectiveness of the Nevada Rule 504 registration (provided the Company is using best efforts to obtain the requisite approvals from the state of Nevada).

The vehicle term loans represent vehicle-financing packages provided by Ford Credit and Chrysler

Financial Corporation in which the Company purchased vehicles for its operations. The loans mature in August 2008 and December 2009 and are secured by the vehicles.

On October 12, 2005 the Company’s Pinnacle Roofing subsidiary entered into a promissory note with Gulfeagle Supply, Inc to periodically pay for certain roofing material and supply purchases that had exhausted its payment terms. This is a six month note that has an expiration date of April 25, 2006. The Company paid this note in full in August of this year.

Note 6 – Leases

Future minimum lease payments, under operating leases having initial or remaining noncancellable terms in excess of one year are as follows:

Year ending June 30,	Operating Leases

2007	$230,778
2008	127,072
2009	39,378
2010	—
Thereafter	—

Total minimum lease payments	$397,228

Note 7 – Other Long Term Liability

The sole component of this classification represents an advance of funds by an investment group to assist the Company in obtaining additional financing.

Note 8 – Income taxes

Deferred income taxes are provided for temporary differences in recognizing certain income and expense items for financial and tax reporting purposes. The deferred tax asset of $848,727 as of June 30, 2006 consisted primarily of the income tax benefits from net operating losses. A valuation allowance has been recorded to partially offset the deferred tax asset as the Company believes it is more likely than not that the assets will be utilized. Significant components of the benefit for income taxes for the six month period ended June 30, 2006 are as follows:

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

June 30,	2006

Deferred tax assets:
Loss carry forwards	$1,082,533
Other	107,077
Gross deferred tax assets	1,189,610

Valuation allowance	(340,883)

$848,727

As of June 30, 2006, the Company increases the recorded a valuation allowance by $89,000 during the first quarter 2006, bringing the total to $340,883 related to the deferred tax assets.

At June 30, 2006 deferred tax assets were recorded in the accompanying financial statements. The Company’s effective tax rate differs from the statutory rates associated with taxing jurisdictions because of permanent and temporary timing differences as well as a valuation allowance.

Note 9 – Commitments and Contingencies

The Company received a Claim Form from Yellow Book USA dated June 17, 2005 seeking payment in the amount of $20,100 for advertising fees. The Company also received a demand letter dated September 2, 2005 from Palm Beach Newspapers, Inc. demanding payment in the amount of $27,400 for advertising fees. The Company acknowledges that is owes Palm Beach Newspapers and Yellow Book USA a portion, but not all, of the amounts demanded. However, it is the Company’s belief that both Palm Beach Newspapers and Yellow Book extended the advertising service without the Company’s consent and the Company is disputing most of the amounts for which payment is being demanded.

A complaint was filed in the Circuit Court of Montgomery County, Alabama on March 10, 2006 by North McDonough Properties, LLC, formerly known as Alabama Roofing Supply, LLC, against the Company. The complaint alleges that the Company has failed to pay for material and supplies provided by Alabama Roofing Supply. Alabama Roofing Supply is seeking actual damages in the amount of $55,600. The Company is in the process of settling this claim in full. The Company also received a demand letter dated March 10, 2006 from Stroop Construction Law Firm, P.A. demanding payment due to Premium Roofing Supply, LLC in the amount of $21,100 plus accrued interest. This claim will be paid in full during the third quarter. A complaint was also filed in the County Court of Hinds County, Mississippi on March 14, 2006 by Roofing Supply Group, Inc., doing business as Roofing Supply Group – Jackson, against Pinnacle Roofing, Inc. Roofing Supply Group is seeking more than $131,100 in damages from the Company. The Company has notified Roofing Supply Group – Jackson, Alabama Roofing Supply and Premium Roofing Supply of the Company’s intent to make arrangements to pay each the amounts owed to them in full when the Company obtains additional financing. The Company has been in contact with their attorney over the last several weeks, and has made several payment towards this obligation. The Company will clear up all of these accounts during the third quarter.

A petition was filed in the County Court of Dallas County on March 22, 2006 by Trucolor, Inc. against the Company, National Storm Management Services, Inc., Barron Moore Holdings, Inc., Terry Kiefer and Thomas Bojadzijev. The petition alleges that Barron Moore arranged a transaction between Trucolor and the Company in which the Company obtained a convertible promissory note from Trucolor in the amount of $1,000,000. The terms of the promissory note allowed conversion of the debt into 5,000,000 shares of the Company at a value of $0.20 per share. Trucolor alleges that the Company fraudulently diluted the existing shares of the Company’s stock thereby reducing the value of the collateral to secure the promissory note. Trucolor is seeking actual and special damages, consequential and incidental compensatory damages, and punitive damages. The Company believes this claim is without merit and intends to vigorously defend itself. However, management is unable to predict the outcome of any litigation.

Note 10 – Stockholder equity

Earnings per Share

The basic earnings (loss) per share is calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares during the year.

The Company’s Articles of Incorporation authorizes the issuance of 200,000,000 shares of common stock, $0.0001 par value per share, of which 65,624,876 were outstanding as of June 30, 2006.

Recapitalization

The Company completed an acquisition on February 24, 2005 through the exchange of all of the outstanding 1,236,614 shares of National Storm Management Services, Inc. (“NSMS”) in return for 34,000,000 shares of National Storm Management, Inc. (formerly known as 18th Letter Inc.) (“NSM”). At the time of the merger, the 18th Letter, Inc. was a public shell company listed on the “Pink Sheets” with virtually no operations, assets or liabilities. In conjunction with the merger, 24,000,000 shares from the previous majority owner of National Storm Management, Inc. were cancelled. Upon completion of the merger, the total common stock outstanding was 40,000,000 shares. As a result of this merger, NSM is the legal acquirer and surviving entity but NSMS is considered the accounting acquirer since its shareholders obtained the controlling interest in NSM.

Stock Options, warrants or similar securities

On May 19, 2006, the Company granted La Jolla Cove Investors, Inc. a warrant for the right to purchase up to 20,000,000 shares of the Company’s common stock. La Jolla Cove Investors made an upfront payment of $500,000 to the Company. This $500,000 upfront payment will be applied towards the cash purchase price of the stock at the time of exercise of the warrants at a rate of $0.025 per share. Upon exercising the warrant, La Jolla Cove Investors, Inc. shall pay the exercise price for the shares of common stock, such exercise price being the greater of (a) $0.001 per share or (b) 80% of the average of the five lowest volume weighted average prices of the Company’s common stock during the twenty trading days prior to the date of exercise. La Jolla Cove Investors, Inc. may effect a cashless exercise by surrendering the warrant for a number of shares, as determined by the provisions of the warrant, on May 19, 2007. The warrant shall expire on May 18, 2009. On June 26, 2006, La Jolla Cove Investors, Inc. partially exercised this warrant by purchasing 233,317 shares of common stock at $0.24 per share. The Company believes this issuance of securities is exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.

Common stock issued:

The Company conducted the follow common stock sales in reliance upon the exemption from the registration requirements of the Securities Act as set forth under SEC Rule 504 of Regulation D and Sections 5.1.T and 7 of the Texas Administrative Code and Regulations:

•                  On May 3, 2006, the Company sold 1,250,000 shares of common stock to TJ Management Group, LLC to sell at $0.0571 per share resulting in gross proceeds of $71,430.

•                  On May 15, 2006 the Company sold 476,190 shares of common stock to TJ Management Group,7 LLC at $0.10 per share resulting in gross proceeds of $47,600.

•                  On June 12, 2006 the Company sold 4,000,000 shares of common stock to Diller Investments LLC to sell at $0.0635 per share resulting in gross proceeds of $225,000.

The Company conducted the following common stock sales in reliance upon the exemption from the registration requirements of the Securities Act set forth under SEC Rule 504 of Regulation D and utilizing Section 80A.15, Subdivision 2 of the State of Minnesota Administrative Code and Regulations for sale to Minnesota residents:

•                  On April 3, 2006 the Company sold 416,666 shares of common stock to Mazuma Corp. at $0.0552 per share resulting in gross proceeds of $23,000.

•                  On April 5, 2006 the Company sold 481,321 shares of common stock to Mazuma Corp. at $0.0561 per share resulting in gross proceeds of $27,000.

•                  On April 13, 2006 the Company sold 525,000 shares of common stock to Mazuma Corp. at $0.0580 per share resulting in gross proceeds of $30,450.

•                  On April 24, 2006 the Company sold 600,000 shares of common stock to Mazuma Corp. at $0.06 per share resulting in gross proceeds of $36,000.

•                  On May 3, 2006, the Company sold 500,000 shares of common stock to Mazuma Corp. at $0.06 per share resulting in gross proceeds of $30,000.

•                  On May 3, 2006, the Company sold 1,071,428 shares of common stock to Mazuma Corp. at $0.07 per share resulting in gross proceeds of $75,000.

•                  On May 12, 2006 the Company sold 600,000 shares of common stock to Mazuma Corp. at $0.125 per share resulting in gross proceeds of $75,000.

Note 11 – Subsequent Events

On July 12, 2006, La Jolla Cove Investors, Inc. partially exercised its warrant by purchasing 181,291 shares of restricted common stock at $0.28 per share. The price was based on eighty percent (80%) of the average of the five lowest volume weighted average prices of the Company’s common stock during the twenty trading days prior to the date of exercise as determined by the provisions of the warrant enter into on May 19, 2006.

On July 14, 2006, La Jolla Cove Investors, Inc. partially exercised its warrant by purchasing 195,650 shares of restricted common stock at $0.28 per share. The price was based on eighty percent (80%) of the average of the five lowest volume weighted average prices of the Company’s common stock during the twenty trading days prior to the date of exercise as determined by the provisions of the warrant enter into on May 19, 2006.

On July 24, 2006, La Jolla Cove Investors, Inc. partially exercised its warrant by purchasing 349,040 shares of restricted common stock at $0.29 per share. The price was based on eighty percent (80%) of the average of the five lowest volume weighted average prices of the Company’s common stock during the twenty trading days prior to the date of exercise as determined by the provisions of the warrant enter into on May 19, 2006.

On July 24, 2006 the Company borrowed $1,000,000 from John M. Fife. This note is an original discounted note averaging at a 30% discount rate over a one year period. As security for the loan, the Company’s CEO pledged approximately 17,000,000 shares of the Company’s common stock to Mr. Fife. If the Company defaults on the loan, then Mr. Fife will have the right to foreclose on the shares of the Company’s common stock pledged as collateral and immediately begin to sell such stock until he is repaid in full. The maturity date of this note is February 14, 2007.

Dealer Prospectus Delivery Obligation

Until [             ], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Amended and Restated Articles of Incorporation provides that, to the fullest extent permitted by the Nevada Revised Statutes, an officer or director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty by such officer or director. The Nevada Revised Statutes provide that unless a corporation’s articles of incorporation provide for greater individual liability, an officer or director is not liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as an officer or director unless it is proven that: (1) his act or failure to act constituted a breach of his fiduciary duties as an officer or director, and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

The Company will not indemnify a director for any losses or expenses with respect to claims arising from an accounting of profits made from the purchase and sale by the director of the Company’s securities within the meaning of Section 16(b) of the Securities Exchange Act or for claims arising pursuant to Sections 304 or 306 of the Sarbanes-Oxley Act of 2002 or if a court determines that such indemnification is unlawful.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in this Form SB-2.

SEC Registration Fee	$24
Accounting Fees and Expenses	1,000
Legal Fees and Expenses	140,000
Costs of Printing	20,000
Miscellaneous	1,000
Total	$162,024

RECENT SALES OF UNREGISTERED SECURITIES

Section 4(2) Exemptions

In August 2005, the Company issued 800,000 shares of restricted Common Stock to Crescent Funds LLC as advance payment in exchange for approximately $208,000 in services provided by Crescent Funds. Crescent Funds provided capital funding services to the Company by acting as an investment banking liaison and capital consultant from August 1, 2005 through January 31, 2006. In this capacity, Crescent Funds introduced the Company to potential investors and assisted in restructuring the Company’s business plan. The Company believes this issuance of securities is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering, or under SEC Rule 506 of Regulation D.

On September 19, 2005 the Company issued 6,000,000 shares of Common Stock to TB & Associates as payment for $500,000 of public relations, corporate finance and investment banking services provided by TB & Associates. TB & Associates provided these services in 2001 to one of the Company’s subsidiaries, KSMS-Missouri LLC.

On December 28, 2005 the Company entered into an agreement to sell 1,000,000 restricted shares of Common Stock at a price of $0.15 per share to Nite Capital, L.P. This transaction also included warrants that entitle Nite Capital, L.P. to purchase up to 1,000,000 shares at an exercise price of $0.20 per common share. The Company believes this issuance of securities is exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.

On May 19, 2006, the Company granted La Jolla Cove Investors, Inc. a warrant to purchase up to 20,000,000 shares of the Company’s Common Stock. La Jolla Cove Investors made an upfront payment of $500,000 to the Company. This $500,000 upfront payment will be applied towards the cash purchase price of the stock at the time of exercise of the warrants at a rate of $0.025 per share. Upon exercising the warrant, La Jolla Cove Investors, Inc. shall pay the exercise price for the shares of Common Stock, such exercise price being the greater of (a) $0.001 per share or (b) 80% of the average of the five lowest volume weighted average prices of the Company’s Common Stock during the twenty trading days prior to the date of exercise. La Jolla Cove Investors, Inc. may effect a cashless exercise by surrendering the warrant for a number of shares, as determined by the provisions of the warrant, on May 19, 2007. The warrant shall expire on May 18, 2009. La Jolla Cove Investors, Inc. partially exercised this warrant on the following occasions: (i) on June 26, 2006 by purchasing 233,317 shares of Common Stock at $0.2143 per share, (ii) on July 12, 2006 by purchasing 181,291 shares of Common Stock at $0.2758 per share, (iii) on July 14, 2006 by purchasing 195,650 shares of Common Stock at $0.2765 per share, (iv) on July 24, 2006 by purchasing 349,040 shares of Common Stock at $0.2865 per share and (v) on August 15, 2006 by purchasing 321,337 shares of Common Stock at $0.3112 per share. The Company believes this issuance of securities is exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering.

Regulation S Filing

On December 16, 2005, the Company sold 1,313,903 shares of Common Stock to Ischian Holdings, Ltd, a BVI International Business Company, at a price of $0.20 per share in connection with a Regulation S filing. Pursuant to the requirements of Regulation S, the Company issued and sold this Common Stock in an offshore transaction negotiated outside the United States and consummated and closed outside the United States.

Rule 504 Sales

The Company conducted the follow Common Stock sales in reliance upon the exemption from the registration requirements of the Securities Act as set forth under SEC Rule 504 of Regulation D and Sections 5.1.T and 7 of the Texas Administrative Code and Regulations:

•                  On February 10, 2006 the Company sold 1,282,051 shares of Common Stock to TJ Management Group, LLC at $0.078 per share resulting in gross proceeds of $95,250.

•                  On March 8, 2006 the Company LLC sold 5,000,000 shares of Common Stock to Diller Investments at $0.0408 per share resulting in gross proceeds of $203,751.

•                  On May 3, 2006, the Company sold 1,250,000 shares of Common Stock to TJ Management Group, LLC to sell at $0.0571 per share resulting in gross proceeds of $71,430.

•                  On May 15, 2006 the Company sold 476,190 shares of Common Stock to TJ Management Group,7 LLC at $0.10 per share resulting in gross proceeds of $47,600.

•                  On June 12, 2006 the Company sold 4,000,000 shares of Common Stock to Diller Investments LLC to sell at $0.0635 per share resulting in gross proceeds of $225,000.

The Company conducted the following Common Stock sales in reliance upon the exemption from the registration requirements of the Securities Act set forth under SEC Rule 504 of Regulation D and utilizing Section 80A.15, Subdivision 2 of the State of Minnesota Administrative Code and Regulations for sale to Minnesota residents:

•                  On April 3, 2006 the Company sold 416,666 shares of Common Stock to Mazuma Corp. at $0.0552 per share resulting in gross proceeds of $23,000.

•                  On April 5, 2006 the Company sold 481,321 shares of Common Stock to Mazuma Corp. at $0.0561 per share resulting in gross proceeds of $27,000.

•                  On April 13, 2006 the Company sold 525,000 shares of Common Stock to Mazuma Corp. at $0.0580 per share resulting in gross proceeds of $30,450.

•                  On April 24, 2006 the Company sold 600,000 shares of Common Stock to Mazuma Corp. at $0.06 per share resulting in gross proceeds of $36,000.

•                  On May 3, 2006, the Company sold 500,000 shares of Common Stock to Mazuma Corp. at $0.06 per share resulting in gross proceeds of $30,000.

•                  On May 3, 2006, the Company sold 1,071,428 shares of Common Stock to Mazuma Corp. at $0.07 per share resulting in gross proceeds of $75,000.

•                  On May 12, 2006 the Company sold 600,000 shares of Common Stock to Mazuma Corp. at $0.125 per share resulting in gross proceeds of $75,000.

EXHIBITS

3.1	Amended and Restated Articles of Incorporation as amended October 3, 2006

3.2	By-laws

4.1	Registration Rights Agreement between National Storm Management, Inc. and Nite Capital, L.P., dated December 28, 2005

4.2	Common Stock Purchase Warrant between the Company and Nite Capital, L.P., dated December 28, 2005

4.3	Securities Purchase Agreement between the Company and Nite Capital, L.P. dated December 28, 2005

4.4	Original Issue Discount Secured Note made by the Company to John Fife dated July 24, 2006

4.5	Guaranty dated July 24, 2006 given by Terry Kiefer in favor of John Fife with respect to The Company’s Original Issue Discount Secured Note

4.6	Secured Stock Pledge Agreement between Terry Kiefer, as pledgor, and John Fife, as secured party, dated July 24, 2006

4.7	Employment Agreement between Pinnacle Roofing, Inc. and Michael “Dean” Yancey dated September 21, 2005

4.8	Bridge Loan Agreement between the Company and Trucolor Inc. dated September 1, 2005

4.9	Convertible Promissory Note dated September 2, 2005 given by the Company to Trucolor, Inc.

5.1	Opinion on legality*

10.1	Equity Incentive Plan approved by the Board of Directors

10.2	Incentive Stock Option Award Agreement with Donald Humphrey dated May 1, 2005

10.3	Nonqualified Stock Option Award Agreement with Donald Humphrey dated May 1, 2005

10.4	Incentive Stock Option Award Agreement with Mark Noffke dated May 1, 2005

10.5	Incentive Stock Option Award Agreement with Scott Knoll dated September 26, 2006

10.6	Promissory Note dated October 12, 2005 given by the Company to Gulfside Supply, Inc. doing business as Gulfeagle Supply

10.7	Option Agreement entered into on February 24, 2005 between Shocker 100 Index, LP and the Company

10.8	Warrant to Purchase Common Stock granted to La Jolla Cove Investors, Inc. issued May 19, 2006

16.1	Letter on change in certifying accountant*

23.1	Consent of Gately & Associates, LLC

23.2	Consent of legal counsel (contained in Exhibit 5.1)*

* To be filed in an amendment to this registration statement prior to effectiveness.

Undertakings

(a)           The Company hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events, which individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any additional or changed material information on the plan of distribution.

(b)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(d)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Glen Ellyn, State of Illinois, on November 14, 2006.

National Storm Management, Inc.

By:	/s/ Terry Kiefer
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By:	/s/ Terry Kiefer	November 14, 2006
Terry Kiefer
President and Chief Executive Officer

By:	/s/ Scott Knoll	November 14, 2006
Scott Knoll
Principal Financial and
Principal Accounting Officer